As filed with the Securities and Exchange Commission on June 22, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

DIAMOND OFFSHORE DRILLING, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1381	76-0321760
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

15415 Katy Freeway

Houston, Texas 77094

(281) 492-5300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

David L. Roland, Esq.

Senior Vice President, General Counsel and Secretary

Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, Texas 77094

(281) 492-5300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Shelton M. Vaughan, Esq.

Duane Morris LLP

1330 Post Oak Blvd., Suite 800

Houston, Texas 77056

(713) 402-3900

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Common stock, par value $0.0001 per share	22,892,773	— (3)	$216,794,560.31(4)	$23,653(5)

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of common stock being registered hereby include such indeterminate number of additional securities as may be issued in connection with anti-dilution provisions or stock splits, stock dividends, recapitalizations or similar events.

(2)	The registration fee has been calculated in accordance with Rule 457 under the Securities Act.
(3)

The proposed maximum offering price per share of common stock will be determined from time to time by the selling stockholders in connection with, and at the time of, the sale by the selling stockholders of the shares of common stock registered hereunder.

(4)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(a) of the Securities Act. Given that there is no proposed maximum offering price per share of common stock, the registrant calculates the proposed maximum aggregate offering price, by analogy to Rule 457(f)(2) under the Securities Act, based on the book value of the shares of common stock the registrant registers, which was calculated from its pro forma unaudited condensed consolidated balance sheet as of March 31, 2021 (as a result of such shares being issued subsequent to, and therefore not outstanding as of, March 31, 2021). Because the registrant’s common stock currently is not traded on an exchange or over-the-counter, the registrant did not use the market prices of its common stock in accordance with Rule 457(c) under the Securities Act.

(5)

Pursuant to Rule 457(p) under the Securities Act, the filing fee in the amount of $97,350 that Diamond Offshore Drilling, Inc. previously paid with its filing on February 11, 2020 of Post-Effective Amendment No. 1 to its Registration Statement on Form S-3 (File No. 333-223557) (initially filed on March 9, 2018) with respect to the offering of certain securities, which offering has been terminated and all of which securities remain unsold, is carried forward and offsets the registration fee in the amount of $23,653 due for the securities offered by this registration statement in full, with the remaining balance in the amount of $73,697 to be applied to future filings. Therefore, no amount is being paid with this filing.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject to completion, dated June 22, 2021

Prospectus

Diamond Offshore Drilling, Inc.

22,892,773 Shares of Common Stock

This prospectus relates to the offer and sale by the selling stockholders identified in this prospectus of up to 22,892,773 shares of our common stock, par value $0.0001 per share (which we refer to collectively as the Shares). We are not selling any Shares and we will not receive any proceeds from the sale of the Shares by the selling stockholders. We are registering the offer and sale of the Shares pursuant to registration rights we have granted under a registration rights agreement dated as of April 23, 2021. We have agreed to bear all of the expenses incurred in connection with the registration of the Shares. The selling stockholders will pay or assume brokerage discounts or commissions and similar charges, if any, incurred in the sale of the Shares.

Our registration of the Shares covered by this prospectus does not mean that the selling stockholders will offer or sell any of the Shares. The Shares to which this prospectus relates may be offered and sold from time to time directly by the selling stockholders or alternatively through broker-dealers or agents. The selling stockholders will determine at what price they may sell the Shares offered by this prospectus, and such sales may be made at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. See the section entitled “Plan of Distribution.” For a list of the selling stockholders, see the section entitled “Selling Stockholders.”

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read and carefully consider and evaluate this entire prospectus, including the information incorporated by reference into this prospectus, and any amendments or supplements before you make your investment decision.

There is currently no public trading market for the Shares. There can be no assurance that an active trading market for the Shares will develop.

Our principal office is located at 15415 Katy Freeway, Houston, Texas 77094. Our telephone number is (281) 492-5300.

Investing in the Shares involves significant risks. See “Risk Factors” beginning on page 9 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 20

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission pursuant to which the selling stockholders named herein may, from time to time, offer and sell or otherwise dispose of the Shares covered by this prospectus. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or Shares are sold or otherwise disposed of on a later date. It is important for you to read and consider all information contained in this prospectus, including the documents incorporated by reference therein, in making your investment decision. You should also read and consider the information in the documents to which we have referred you under the caption “Where You Can Find More Information” in this prospectus.

We have not authorized anyone to provide any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any of our securities other than the Shares covered hereby, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy any Shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

For investors outside the United States: we have not, and the selling stockholders have not, taken any action to permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offer and sale of the Shares and the distribution of this prospectus outside the United States.

We are not making any representation to any purchaser of the Shares regarding the legality of an investment in the Shares by such purchaser. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor or tax advisor for legal, business and tax advice regarding an investment in the Shares.

i

This prospectus contains forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. Please read “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

As used in this prospectus generally, the words “we,” “us,” “our” and “Diamond Offshore” refer to Diamond Offshore Drilling, Inc., a Delaware corporation, and its direct or indirect subsidiaries, unless the context otherwise requires, and “our Board of Directors” refers to the board of directors of Diamond Offshore Drilling, Inc.

ii

EXPLANATORY NOTE

As previously disclosed, Diamond Offshore Drilling, Inc. (or the Company) and certain of its subsidiaries (or, together with the Company, the Debtors) commenced voluntary cases (or, collectively, the Chapter 11 Cases) under chapter 11 of title 11 of the United States Code (or the Bankruptcy Code) in the United States Bankruptcy Court for the Southern District of Texas (or the Bankruptcy Court) and filed the Joint Chapter 11 Plan of Reorganization of Diamond Offshore Drilling, Inc. and Its Debtor Affiliates on January 22, 2021 with the Bankruptcy Court, which was subsequently amended on February 24, 2021 and February 26, 2021 (or the Plan). On March 23, 2021, the Debtors filed the Plan Supplement for Second Amended Joint Chapter 11 Plan of Reorganization of Diamond Offshore Drilling, Inc. and Its Debtor Affiliates, Docket No. 1157, with the Bankruptcy Court, which was subsequently amended on April 6, 2021 and April 22, 2021 (or the Plan Supplement).

On April 8, 2021, the Bankruptcy Court entered an order, Docket No. 1231, confirming the Plan (or the Confirmation Order). The Plan, as confirmed, is attached to the Confirmation Order. The Plan and Confirmation Order were filed with the U.S. Securities and Exchange Commission (or the SEC) as Exhibits 2.1 and 99.1 to the registration statement of which this prospectus is a part.

On April 23, 2021 (or the Effective Date), the Plan became effective in accordance with its terms and the Debtors emerged from chapter 11 reorganization.

On the Effective Date, in connection with the effectiveness of, and pursuant to the terms of, the Plan and the Confirmation Order, the Company’s common stock outstanding immediately before the Effective Date was canceled and is of no further force or effect, and the new organizational documents of the Reorganized Company (as defined below) became effective, authorizing the issuance of shares of common stock representing 100% of the equity interests in the Reorganized Company (or the New Diamond Common Shares). Pursuant to the Warrant Agreement (or the Warrant Agreement), dated the Effective Date, among the Company, Computershare Inc., a Delaware corporation, and Computershare Trust Company, N.A., a federally chartered trust company, as warrant agent, which provides for the issuance of five-year warrants with no Black Scholes protection (or the Emergence Warrants) to purchase an aggregate of 7.00% of the New Diamond Common Shares, measured at the time of the exercise, subject to dilution by shares issuable pursuant to the Company’s management incentive plan, the Company issued an aggregate of 7,526,894 of Emergence Warrants on the Effective Date to holders of existing shares of common stock in the amounts, and on the terms, set forth in the Plan and the Plan Supplement. Thus, the Company, as reorganized on the Effective Date in accordance with the Plan (or the Reorganized Company), issued the New Diamond Common Shares, the Emergence Warrants, and the 9.00%/11.00%/13.00% Senior Secured First Lien PIK Toggle Notes due 2027 (or the First Lien Notes) issued by Diamond Foreign Asset Company, a Cayman Islands exempted company limited by shares, and Diamond Finance, LLC (or the Issuers), which are jointly and severally irrevocably and unconditionally guaranteed on a senior secured basis by the Company, the Issuers and certain subsidiaries of the Company.

On the Effective Date, the Company entered into a registration rights agreement (or the Registration Rights Agreement) with certain parties who received New Diamond Common Shares under the Plan (or the RRA Shareholders). The RRA Shareholders have the right to demand that the Company file a shelf registration statement on or prior to the 60th day following the Effective Date if requested by at least one member of the Ad Hoc Group (as defined in the Plan) or on or prior to the 180th day following the Effective Date if requested by a holder of at least 1% of the New Diamond Common Shares at the time the Registration Rights Agreement is signed. The Company will generally pay all registration expenses in connection with its obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as blackout periods. The Company is filing this Registration Statement on Form S-1 pursuant to the foregoing obligation. The foregoing description of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the Registration Rights Agreement, which is filed as Exhibit 10.6 to the registration statement of which this prospectus is a part.

The consolidated financial statements and related notes incorporated by reference herein do not give effect to the Plan, including the impact of the adoption of fresh-start accounting, which was adopted upon the Company’s emergence from bankruptcy. Such adjustments will be reflected beginning April 23, 2021 in the Company’s consolidated financial statements that will be included in its Quarterly Report on Form 10-Q for the quarter ending June 30, 2021. The pro forma financial information contained herein is for informational and illustrative purposes only and does not purport to represent what the results of operations or financial condition would have been had the respective transactions actually occurred on the dates indicated, nor do we purport to project the results of operations or financial condition for any future period or as of any future date. The actual results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. See “Risk Factors.”

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any accompanying prospectus supplement and the information incorporated by reference in this prospectus may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain or be identified by the words “expect,” “intend,” “plan,” “predict,” “anticipate,” “estimate,” “believe,” “should,” “could,” “would,” “may,” “might,” “will,” “will be,” “will continue,” “will likely result,” “project,” “forecast,” “budget” and similar expressions. In addition, any statement concerning future financial performance (including, without limitation, future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible actions taken by or against us, which may be provided by management, are also forward-looking statements as so defined. These types of statements are based on current expectations about future events and inherently are subject to a variety of assumptions, risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those expected, projected or expressed in forward-looking statements. Factors that could impact these areas and our overall business and financial performance and cause actual results to differ from these forward-looking statements include, but are not limited to, the risk factors discussed elsewhere in this prospectus, any accompanying prospectus supplement and the documents incorporated by reference in this prospectus. These factors include, among others, risks and uncertainties associated with the following:

•

those described under “Risk Factors” in this prospectus and in Item 1A of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on February 10, 2021, as amended by our Annual Report on Form 10-K/A filed on April 30, 2021;

•	risks that our assumptions and analyses in the Plan are incorrect;

•	the potential adverse effects of the Chapter 11 Cases on our liquidity, results of operations, access to capital resources or business prospects;

•

the impact of the COVID-19 outbreak or future epidemics on our business, including the potential for worker absenteeism, facility closures, work slowdowns or stoppages, supply chain disruptions, additional costs and liabilities, delays, our ability to recover costs under contracts, insurance challenges, and potential impacts on access to capital, markets and the fair value of our assets;

•	general economic and business conditions and trends, including recessions and adverse changes in the level of international trade activity;

•	the continuing protracted downturn in our industry and the expected continuation thereof;

•	worldwide supply and demand for oil and natural gas;

•	changes in foreign and domestic oil and gas exploration, development and production activity;

•	oil and natural gas price fluctuations and related market expectations;

•

the ability of the Organization of Petroleum Exporting Countries, and 10 other oil producing countries, including Russia and Mexico, or OPEC+, to set and maintain production levels and pricing, and the level of production in non-OPEC+ countries;

•	policies of various governments regarding exploration and development of oil and gas reserves;

•	inability to obtain contracts for our rigs that do not have contracts;

•	inability to reactivate cold-stacked rigs;

•	cancellation or renegotiation of contracts included in our reported contract backlog;

•	advances in exploration and development technology;

•	the worldwide political and military environment, including, for example, in oil-producing regions and locations where our rigs are operating or are in shipyards;

•	casualty losses;

•	operating hazards inherent in drilling for oil and gas offshore;

•	the risk of physical damage to rigs and equipment caused by named windstorms in the U.S. Gulf of Mexico;

•	industry fleet capacity;

•	market conditions in the offshore contract drilling industry, including, without limitation, dayrates and utilization levels;

•	competition;

•	changes in foreign, political, social and economic conditions;

•

risks of international operations, compliance with foreign laws and taxation policies and seizure, expropriation, nationalization, deprivation, malicious damage or other loss of possession or use of equipment and assets;

•	risks of potential contractual liabilities pursuant to our various drilling contracts in effect from time to time;

•	customer or supplier bankruptcy, liquidation or other financial difficulties;

•	the ability of customers and suppliers to meet their obligations to us and our subsidiaries;

•	collection of receivables;

•	foreign exchange and currency fluctuations and regulations, and the inability to repatriate income or capital;

•	risks of war, military operations, other armed hostilities, sabotage, piracy, cyber-attack, terrorist acts and embargoes;

•	changes in offshore drilling technology, which could require significant capital expenditures in order to maintain competitiveness;

•	reallocation of drilling budgets away from offshore drilling in favor of other priorities such as shale or other land-based projects;

•	regulatory initiatives and compliance with governmental regulations including, without limitation, regulations pertaining to climate change, greenhouse gases, carbon emissions or energy use;

•	compliance with and liability under environmental laws and regulations;

•	uncertainties surrounding deepwater permitting and exploration and development activities;

•

potential changes in accounting policies by the Financial Accounting Standards Board, SEC, or regulatory agencies for our industry which may cause us to revise our financial accounting and/or disclosures in the future, and which may change the way analysts measure our business or financial performance;

•	development and increasing adoption of alternative fuels;

•	customer preferences;

•	risks of litigation, tax audits and contingencies and the impact of compliance with judicial rulings and jury verdicts;

•	cost, availability, limits and adequacy of insurance;

•	invalidity of assumptions used in the design of our controls and procedures and the risk that material weaknesses may arise in the future;

•	business opportunities that may be presented to and pursued or rejected by us;

•	the results of financing efforts;

•	adequacy and availability of our sources of liquidity;

•	risks resulting from our indebtedness;

•	public health threats;

•	negative publicity;

•	impairments of assets; and

•	various other matters, many of which are beyond our control.

Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in our expectations or beliefs with regard to the statement or any change in events, conditions or circumstances on which any forward-looking statement is based. In addition, in certain places in this prospectus, any accompanying prospectus supplement and the information incorporated by reference in this prospectus, we may refer to reports published by third parties that purport to describe trends or developments in energy production or drilling and exploration activity. While we believe that these reports are reliable, we have not independently verified the information included in such reports. We specifically disclaim any responsibility for the accuracy and completeness of such information and undertake no obligation to update such information.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules and amendments thereto) under the Securities Act to register with the SEC the Shares offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules filed with it. For further information about us and the Shares, we refer you to the registration statement and the exhibits and schedules filed with it and the documents incorporated by reference therein. Statements contained in this prospectus as to the contents of any contract, agreement or any other document are summaries of the material terms of this contract, agreement or other document and are not necessarily complete and each such statement is qualified in all respects by reference to the full text of such contract, agreement or other document filed as an exhibit to the registration statement.

We file annual, quarterly, and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov.

We also make available free of charge on our internet website at www.diamondoffshore.com our Annual Reports on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and any amendments to those reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website as part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” specified documents that we file with the SEC, which means that we can disclose important information to you without actually including the specific information in this prospectus by referring to other documents on file with the SEC. The information incorporated by reference is an important part of this prospectus. If information in incorporated documents conflicts with information in this prospectus, you should rely on the most recent information. If information in an incorporated document conflicts with information in another incorporated document, you should rely on the most recent incorporated document.

We incorporate by reference the following documents that we have filed with the SEC (File No. 1-13926) pursuant to the Exchange Act (excluding such documents or portions thereof that have been “furnished” but are not deemed “filed” under the Exchange Act in accordance with the Exchange Act and applicable SEC rules and regulations):

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed on February 10, 2021, as amended by our Annual Report on Form 10-K/A filed on April 30, 2021;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2021 filed on May 10, 2021; and

•	Current Reports on Form 8-K filed on January 25, 2021, April 14, 2021, April 29, 2021 and May 13, 2021.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated by reference in such documents). Requests for such documents should be directed to:

Diamond Offshore Drilling, Inc.

15415 Katy Freeway, Suite 100

Houston, Texas 77094

Attention: Investor Relations

Telephone: (281) 492-5300.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference in this prospectus, is not complete, and does not contain all of the information that you should consider before making your investment decision. Important information is incorporated by reference into this prospectus. You should carefully read the entire prospectus, including the documents incorporated by reference herein, which are described under “Incorporation of Certain Information by Reference” and “Where You Can Find More Information.” You should also read and carefully consider, among other things, the information presented and incorporated by reference under the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” and the consolidated financial statements and the notes thereto before making an investment decision.

Our Company

We provide contract drilling services to the energy industry around the globe with a fleet of 12 floater rigs (four drillships and eight semisubmersibles), including two cold-stacked semisubmersible rigs, the Ocean GreatWhite and Ocean Valiant. The Ocean Valor is being marketed for sale and has been excluded from our current rig fleet.

We drill in the waters offshore North America, South America, Europe, Africa, Asia, the Middle East and Australia. We offer comprehensive drilling services to the global energy industry.

Risk Factors

Investing in the Shares involves significant risks. Before making an investment decision, you should carefully consider the risks described and incorporated by reference into this prospectus under “Risk Factors” and elsewhere in this prospectus, any prospectus supplement or amendment, our most recent Annual Report on Form 10-K and our other filings with the SEC that are incorporated into this prospectus in evaluating an investment in the Shares. If any of the risks were to actually occur, they may materially harm our business and our financial condition and results of operations. In this event, the price of our common stock, par value $0.0001 per share, or Common Stock, could decline significantly and you could lose some or all of your investment.

Reorganization and Emergence from Bankruptcy

We emerged from bankruptcy under chapter 11 of the Bankruptcy Code on April 23, 2021. Upon our emergence from bankruptcy, we adopted fresh start accounting. Accordingly, because fresh start accounting rules apply, our financial condition and results of operations following emergence from the Chapter 11 Cases may not be comparable to the financial condition or results of operations reflected in our historical financial statements. The lack of comparable historical financial information may discourage investors from purchasing our Common Stock.

Corporate Information

Our principal executive offices are located at 15415 Katy Freeway, Houston, Texas 77094, and our telephone number at that location is (281) 492-5300. Our website address is www.diamondoffshore.com. Neither our website nor any information contained on our website is part of, nor incorporated by reference in, this prospectus.

THE OFFERING

Issuer	Diamond Offshore Drilling, Inc., a Delaware corporation.

Common Stock the selling stockholders are offering	22,892,773 shares of Common Stock.

Common Stock outstanding	101,000,018 shares of Common Stock as of May 28, 2021.

Selling stockholders	Certain holders of our securities prior to our emergence from bankruptcy, including investment funds and other entities. See “Selling Stockholders” for further discussion.

Use of proceeds	We will not receive any proceeds from the sale of Shares by the selling stockholders in this offering. See “Use of Proceeds.”

Dividend policy	We do not anticipate that cash dividends or other distributions will be paid with respect to our Common Stock in the foreseeable future. In addition, restrictive covenants in certain debt instruments to which we are, or may be, a party, limit our ability to pay dividends or our ability to receive dividends from our operating companies, and may negatively impact the price of our Common Stock. See “Dividend Policy.”

Risk factors	Investing in the Shares involves substantial risks. You should read carefully the “Risk Factors” section of this prospectus and the risk factors incorporated by reference into this prospectus for a discussion of factors that you should carefully consider before deciding to invest in the Shares.

Absence of a public market	There is currently no public trading market for our Common Stock. There can be no assurance that an active trading market for our Common Stock will develop.

RISK FACTORS

An investment in the Shares involves a significant degree of risk. Before you invest in the Shares you should carefully consider those risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed on February 10, 2021, as amended by our Annual Report on Form 10-K/A filed on April 30, 2021, which is incorporated by reference into this prospectus, and those risk factors that may be included in any applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference, in evaluating an investment in the Shares. If any of the risks discussed in the foregoing documents were to occur, our business, financial condition, results of operations and cash flows could be materially adversely affected. If that occurs, the price of the Shares could decline materially and you could lose some or all of your investment. Please read “Cautionary Note Regarding Forward-Looking Statements.”

The risks included in this prospectus and the documents we have incorporated by reference into this prospectus are not the only risks we face. We may experience additional risks and uncertainties not currently known to us, or as a result of developments occurring in the future. Conditions that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, cash flows and results of operations.

Risks Related to the Shares and this Offering

There is currently no public trading market for the Shares, we cannot assure you that an active trading market for our Common Stock will develop or be maintained, and the market price of our Common Stock may be volatile, which could cause the value of your investment to decline.

Our shares of Common Stock are not currently listed on the OTC Market Place or on any stock exchange. We do not currently intend to apply for a listing of the Common Stock on a national securities exchange, and we cannot assure you that an active public trading market for our Common Stock will develop or, if it develops, that it will be sustained. In the absence of an active public trading market, it may be difficult to liquidate your investment in our Common Stock. The lack of an active market may impair your ability to sell your shares of Common Stock at the time you wish to sell them or at a price that you consider reasonable. The lack of an active market may also reduce the fair market value of your shares of Common Stock.

If our Common Stock were to commence trading, the trading price of our Common Stock could fluctuate significantly. Numerous factors, including many over which we have no control, may have a significant impact on the market price of our Common Stock. These factors include, among other things:

•	our operating and financial performance and prospects;

•	our ability to repay our debt;

•	investor perceptions of us and the industry and markets in which we operate;

•	the public reaction to our press releases, our other public announcements and our filings with the SEC;

•	future sales, or the availability for sale, of equity or equity-related securities;

•	changes in earnings estimates or buy/sell recommendations by analysts;

•	strategic actions by our competitors;

•	changes in applicable laws and regulations;

•	changes in accounting principles;

•	limited trading volume of our Common Stock;

•	general financial, domestic, economic and other market conditions; and

•	the realization of any risks described under this “Risk Factors” section or those incorporated by reference.

Any future reported trading prices for our Common Stock at any given time may not accurately reflect the underlying economic value of our business at that time. Any future reported trading prices could be higher or lower than the price a stockholder would be able to receive in a sale transaction, and there can be no assurance that there will be sufficient public trading in our Common Stock in the future to create a liquid trading market that accurately reflects the underlying economic value of our business.

Sales of our Common Stock by existing stockholders, or the perception that these sales may occur, especially by directors or significant stockholders of the Company, may cause the price of our Common Stock to decline.

If our existing stockholders, in particular our directors or other affiliates, sell substantial amounts of our Common Stock or other securities, or are perceived by a public market as intending to sell, the price of our Common Stock could decline. In addition, sales of these shares of Common Stock could impair our ability to raise capital, should we wish to do so. Up to 22,892,773 shares of our Common Stock may be sold pursuant to this prospectus by the selling stockholders, which represent approximately 22.7% of our outstanding Common Stock as of May 28, 2021. We cannot predict the timing or amount of future sales of the Shares by selling stockholders pursuant to this prospectus, but such sales, or the perception that such sales could occur, may adversely affect prevailing market prices for our Common Stock.

Our Common Stock is an equity interest and therefore subordinated to our indebtedness.

In the event of our liquidation, dissolution or winding up, our Common Stock would rank below all secured debt claims against us. As a result, holders of our Common Stock will not be entitled to receive any payment or other distribution of assets upon our liquidation, dissolution or winding up until after all of our obligations to our secured debt holders have been satisfied.

Because we currently have no plans to pay cash dividends or other distributions on our Common Stock, you may not receive any return on investment unless you sell your Common Stock for a price greater than that which you paid for it.

We currently do not expect to pay any cash dividends or other distributions on our Common Stock in the foreseeable future. Any future determination to pay cash dividends or other distributions on our Common Stock will be at the sole discretion of our Board of Directors and, if we elect to pay such dividends in the future, we may reduce or discontinue entirely the payment of such dividends at any time. Any future dividends will be at the discretion of our Board of Directors after taking into account various factors it deems relevant, including our financial position, earnings, earnings outlook, capital spending plans, outlook on current and future market conditions and business needs and contractual obligations. In addition, restrictive covenants in certain debt instruments to which we are, or may be, a party, limit our ability to pay dividends or our ability to receive dividends from our operating companies, and may negatively impact the price of our Common Stock. See “Dividend Policy.” As a result, you may not receive any return on an investment in our Common Stock unless you sell our Common Stock for a price greater than that which you paid for it.

Our ability to raise capital in the future may be limited, which could make us unable to fund our capital requirements.

Our business and operations may consume resources faster than we anticipate. In the future, we may need to raise additional funds through the issuance of new equity securities, debt or a combination of both. Additional financing may not be available on favorable terms or at all. If adequate funds are not available on acceptable terms, we may be unable to fund our capital requirements. If we issue new secured debt securities, the secured debt holders would have rights senior to holders of Common Stock to make claims on our assets, and the terms of any additional debt could restrict our operations, including our ability to pay dividends on our Common Stock. If we issue additional equity securities, existing stockholders may experience dilution. Our Third Amended and Restated Certificate of Incorporation permits our Board of Directors to issue preferred stock which could have rights and preferences senior to those of our Common Stock. Because our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings. Thus, our security holders bear the risk of our future securities offerings reducing the market price of our Common Stock or other securities, diluting their interest or being subject to rights and preferences senior to their own.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of our Third Amended and Restated Certificate of Incorporation and our Second Amended and Restated Bylaws may have an anti-takeover effect and may delay, defer or prevent a merger, acquisition, tender offer, takeover attempt or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares of Common Stock held by our stockholders. These provisions provide for, among other things:

•	a classified Board of Directors;

•	the ability of our Board of Directors to issue, and determine the rights, powers and preferences of, one or more series of preferred stock;

•	advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at our annual meetings;

•	limitations on convening special stockholder meetings; and

•	the availability for issuance of additional shares of Common Stock.

These anti-takeover provisions could discourage, delay or prevent a transaction involving a change in control of the Company, including actions that our stockholders may deem advantageous, or negatively affect the price of the Common Stock and our other securities. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and to cause us to take other corporate actions you desire. See “Description of Capital Stock.”

The exercise of all or any number of outstanding Emergence Warrants or the issuance of stock-based awards may dilute your holding of shares of our Common Stock.

At the Effective Date and pursuant to the Plan, we issued 100,000,019 shares of Common Stock and 7,526,894 Emergence Warrants. The Emergence Warrants have an exercise period of five years and are exercisable into 7% of the New Diamond Common Shares measured at the time of the exercise, subject to dilution by the awards issued pursuant to the Company’s 2021 Long-Term Stock Incentive Plan, or the Stock Incentive Plan. The Emergence Warrants are initially exercisable for one New Diamond Common Share per Emergence Warrant at an exercise price of $29.22 per Emergence Warrant (as may be adjusted from time to time pursuant to the Warrant Agreement). Additionally, at the Effective Date an aggregate of up to 11,111,111 shares of Common Stock were initially available for grant to directors, officers and selected employees of or consultants to the Company or its subsidiaries pursuant to awards under the Stock Incentive Plan. Equity awards under the Stock Incentive Plan, the exercise of equity awards and warrants, and the sale of shares of our Common Stock underlying any such awards or warrants, could have an adverse effect on the market for our Common Stock, including the price that an investor could obtain for their shares. Investors may experience dilution upon the exercise of the warrants or the grant or exercise of equity awards under the Stock Incentive Plan, or awards that may be granted or issued pursuant to the Stock Incentive Plan in the future.

Risks Related to Our Emergence from Our Chapter 11 Cases

We recently emerged from bankruptcy, which could adversely affect our business and relationships.

It is possible that our having filed for bankruptcy and our recent emergence from the Chapter 11 Cases could adversely affect our business and relationships with vendors, suppliers, service providers, customers, employees and other third parties. Many risks exist as a result of the Chapter 11 Cases and our emergence, including the following:

•

key suppliers, vendors, customers or other contract counterparties could, among other things, renegotiate the terms of our agreements, attempt to terminate their relationships with us or require financial assurances from us;

•	our ability to renew existing contracts and obtain new contracts on reasonably acceptable terms and conditions may be adversely affected;

•	we may have difficulty obtaining acceptable and sufficient financing to execute our business plan;

•	our ability to attract, motivate and/or retain key executives and employees may be adversely affected; and

•	competitors may take business away from us, and our ability to compete for new business and attract and retain customers may be negatively impacted.

The occurrence of one or more of these events could have a material and adverse effect on our operations, financial condition and reputation. We cannot assure you that having been subject to bankruptcy protection will not adversely affect our operations in the future.

Our actual financial results after emergence from bankruptcy may not be comparable to our projections filed with the Bankruptcy Court in the course of the Chapter 11 Cases.

In connection with the disclosure statement we filed with the Bankruptcy Court, and the hearing to consider confirmation of the Plan, we prepared projected financial information to demonstrate to the Bankruptcy Court the feasibility of the Plan and our ability to continue operations upon our emergence from bankruptcy. Those projections were prepared solely for the purpose of the bankruptcy proceedings and have not been, and will not be, updated on an ongoing basis and should not be relied upon by investors. At the time they were prepared, the projections reflected numerous assumptions concerning our anticipated future performance with respect to then prevailing and anticipated market and economic conditions that were and remain beyond our control and that may not materialize. Projections are inherently subject to substantial and numerous uncertainties and to a wide variety of significant business, economic and competitive risks and the assumptions underlying the projections or valuation estimates may prove to be wrong in material respects. Actual results may vary significantly from those contemplated by the projections. As a result, investors should not rely on these projections.

Our financial performance after emergence from bankruptcy may not be comparable to our historical financial information as a result of the implementation of the Plan and the transactions contemplated thereby and our adoption of fresh start accounting.

Our capital structure was significantly impacted by the Plan. We emerged from bankruptcy under chapter 11 of the Bankruptcy Code on April 23, 2021. Upon our emergence from bankruptcy, we adopted fresh start accounting, as a consequence of which our assets and liabilities will be adjusted to fair values and our accumulated deficit will be reset to zero. Accordingly, because fresh start accounting rules apply, our financial condition and results of operations following emergence from the Chapter 11 Cases may not be comparable to the financial condition or results of operations reflected in our historical financial statements. The lack of comparable historical financial information may discourage investors from purchasing our Common Stock.

Certain stockholders own a significant portion of our outstanding Common Stock, and their interests may not always coincide with the interests of other holders of our Common Stock.

A significant percentage of the outstanding shares of our Common Stock is held by a relatively small number of investors. We entered into the Registration Rights Agreement with certain of those investors pursuant to which we agreed to file the registration statement of which this prospectus is a part with the SEC to facilitate their potential future sales of the Shares. As a result of this concentration of our equity ownership, these investors could have significant influence over all matters presented to our stockholders for approval, including, but not limited to, electing directors and approving corporate transactions. These investors may have interests that differ from other stockholders. Circumstances may occur in which the interests of these investors could be in conflict with the interests of other stockholders, and these investors would have substantial influence to cause us to take actions that align with their interests. Should conflicts arise, we can provide no assurance that these investors would act in the best interests of other stockholders or that any conflicts of interest would be resolved in a manner favorable to our other stockholders. See “Security Ownership of Certain Beneficial Owners and Management” and “Selling Stockholders.”

Upon our emergence from bankruptcy, the composition of our Board of Directors changed significantly.

Pursuant to the Plan, the composition of our Board of Directors changed significantly upon our emergence from bankruptcy. Our Board is now made up of seven directors, with a new non-executive Chairperson of the Board, all of whom have not previously served on the Board. The new directors have different backgrounds, experiences and perspectives from those individuals who previously served on the Board and, thus, may have different views on the issues that will determine the future of the Company. There is no guarantee that the new Board will pursue, or will pursue in the same manner, our strategic plans in the same manner as our prior Board. As a result, the future strategy and plans of the Company may differ materially from those of the past.

The ability to attract and retain key personnel is critical to the success of our business and may be affected by our emergence from bankruptcy.

The success of our business depends on key personnel. The ability to attract and retain these key personnel may be difficult in light of our emergence from bankruptcy, the uncertainties currently facing the business and changes we may make to the organizational structure to adjust to changing circumstances. We may need to enter into retention or other arrangements that could be costly to maintain. If executives, managers or other key personnel resign, retire or are terminated or their service is otherwise interrupted, we may not be able to replace them in a timely manner and we could experience significant declines in productivity.

Our unaudited pro forma financial information may not be representative of our future results.

The pro forma financial information included in this prospectus does not purport to be indicative of the financial information that will result from our future operations. In addition, the pro forma financial information presented in this prospectus is based in part on assumptions that we believe are reasonable, but we cannot assure you that our assumptions will prove to be accurate over time. Accordingly, the pro forma financial information included in this prospectus does not purport to be indicative of what our results of operations and financial condition will be in the future.

Financial Risks

The debt instruments we entered into on the Effective Date contain various restrictive covenants limiting the discretion of our management in operating our business.

On the Effective Date, pursuant to the terms of the Plan:

•	The Company and Diamond Foreign Asset Company, or DFAC, a Cayman Islands exempted company limited by shares, entered into a senior secured term loan credit agreement, or the Term Loan Credit

Agreement, by and among DFAC, as borrower, the Company, as parent, the lenders party thereto from time to time, and Wells Fargo Bank National Association, as administrative agent and collateral agent, which provides for a $100 million senior secured term loan credit facility that is scheduled to mature on April 22, 2027;

•

the Company and DFAC entered into a senior secured revolving credit agreement, or the Revolving Credit Agreement, by and among DFAC, as borrower, the Company, as parent, the lenders party thereto from time to time, the issuing lenders party thereto from time to time, and Wells Fargo Bank National Association, as administrative agent, collateral agent and issuing lender, which provides for a $400 million senior secured revolving credit facility (with a $100 million sublimit for the issuance of letters of credit thereunder) that is scheduled to mature on April 22, 2026; and

•

The First Lien Notes were issued pursuant to that certain indenture, dated as of the Effective Date, or the First Lien Notes Indenture, by and among DFAC, Diamond Finance, LLC, the guarantors party thereto, Wilmington Savings Fund Society, FSB, as trustee, and Wells Fargo Bank, National Association, as collateral agent.

These debt instruments contain various restrictive covenants that may limit our management’s discretion in certain respects. In particular, the Term Loan Credit Agreement and the Revolving Credit Agreement contain negative covenants that limit DFAC’s ability and the ability of its restricted subsidiaries to, among other things and subject to a number of important limitations and exceptions: (i) incur, assume or guarantee additional indebtedness; (ii) create, incur or assume liens; (iii) make investments; (iv) merge or consolidate with or into any other person or undergo certain other fundamental changes; (v) transfer or sell assets; (vi) pay dividends or distributions on capital stock or redeem or repurchase capital stock; (vii) enter into transactions with certain affiliates; (viii) repay, redeem or amend certain indebtedness; (ix) sell stock of its subsidiaries; or (x) enter into certain burdensome agreements. In addition, the Revolving Credit Agreement obligates DFAC and its restricted subsidiaries to comply with certain financial maintenance covenants and, under certain conditions, to make mandatory prepayments and reduce the amount of credit available under the Revolving Credit Agreement. Such mandatory prepayments and commitment reductions may affect cash available for use in our business. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in all obligations under the Term Loan Credit Agreement or the Revolving Credit Agreement, as applicable, to be declared due and payable immediately and all commitments thereunder to be terminated.

In addition, the First Lien Notes Indenture contains covenants that limit the ability of the Company and certain of its subsidiaries to, among other things and subject to a number of important limitations and exceptions: (i) incur, assume or guarantee additional indebtedness; (ii) pay dividends or distributions on capital stock or redeem or repurchase capital stock; (iii) make investments; (iv) repay or redeem junior debt; (v) sell stock of its subsidiaries; (vi) transfer or sell assets; (vii) enter into sale and leaseback transactions; (viii) create, incur or assume liens; or (ix) enter into transactions with certain affiliates. Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the principal, premium, if any, interest and other monetary obligations on all the then outstanding First Lien Notes to be declared due and payable immediately.

The Term Loan Credit Agreement and the Revolving Credit Agreement bear interest at variable rates, based on the applicable margin over market interest rates. If market interest rates increase, our cost to borrow under these credit facilities may also increase. Although we may employ hedging strategies such that a portion of the aggregate principal amount outstanding under these credit facilities would effectively carry a fixed rate of interest, any hedging arrangement put in place may not offer complete protection from this risk.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of the Shares that may be sold from time to time pursuant to this prospectus. We will not receive any of the proceeds from the sale of the Shares by the selling stockholders that may be sold from time to time pursuant to this prospectus. We have agreed to pay certain fees and expenses of the selling stockholders incurred in connection with the registration of the Shares for sale by the selling stockholders.

DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the Shares offered by this prospectus, and such sales may be made at fixed prices, prevailing market prices at the time of the sale, varying prices determined at the time of sale, or negotiated prices.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of May 28, 2021, we had outstanding an aggregate of 101,000,018 shares of Common Stock. The following table shows certain information as of May 28, 2021, as to all persons who, to our knowledge, were the beneficial owners of 5% or more of our Common Stock, which was our only outstanding class of voting securities as of such date. All shares reported were owned beneficially by the persons indicated unless otherwise indicated below.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	Avenue Energy Opportunities Fund II AIV, L.P. 11 West 42nd Street, 9th Floor New York, New York, 10036	17,575,771	(1)	17.4%
Common Stock	Certain funds and accounts for which Pacific Investment Management Company LLC serves as investment manager 650 Newport Center Drive Newport Beach, California 92660	12,095,750	(2)	12.0%
Common Stock	Certain funds and accounts for which Capital Research & Management Company serves as investment adviser 333 South Hope Street Los Angeles, California 90071	9,555,736	(3)	9.5%
Common Stock	Samuel Terry Asset Management Pty Ltd As Trustee for Samuel Terry Absolute Return Fund 120B Underwood Street Paddington NSW, 2021, Australia	7,786,885	(4)	7.7%

(1)	For information about shares of Common Stock beneficially owned by Avenue Energy Opportunities Fund II AIV, L.P., please see footnote 3 to the table in “Selling Stockholders.”
(2)

For information about shares of Common Stock beneficially owned by certain funds and accounts for which Pacific Investment Management Company LLC serves as investment manager, please see footnote 4 to the table in “Selling Stockholders.”

(3)

For information about shares of Common Stock beneficially owned by certain funds and accounts for which Capital Research & Management Company serves as investment adviser, please see footnote 5 to the table in “Selling Stockholders.”

(4)

For information about shares of Common Stock beneficially owned by Samuel Terry Asset Management Pty Ltd As Trustee for Samuel Terry Absolute Return Fund, please see footnote 6 to the table in “Selling Stockholders.”

The following table shows the shares of our Common Stock beneficially owned, as of May 28, 2021, by each of our current directors, each of our current and former executive officers named in the 2020 Summary Compensation Table in our Annual Report on Form 10-K/A filed with the SEC on April 30, 2021, and all of our current directors and such executive officers as a group. Each such director and executive officer individually, and all of our current directors and such executive officers as a group, owned less than 1.00% of our Common Stock. Except as otherwise noted, subject to community property laws where applicable, the named beneficial owner reported that he or she had sole voting power and sole investment power with respect to the number(s) of shares shown below.

Name of Beneficial Owner	Shares of Our Common Stock
Neal P. Goldman	0
John H. Hollowell	0
Raj Iyer	0
Ane Launy	0
Patrick Carey Lowe	0
Adam C. Peakes	0
Bernie G. Wolford, Jr.(1)	999,999
Ronald Woll	0
Scott L. Kornblau	0
David L. Roland	0
Dominic A. Savarino	0
Marc Edwards(2)	0
All Directors and Executive Officers as a Group (12 persons comprised of those listed above)	999,999

(1)

Includes (i) 222,222 shares of time-vesting restricted stock, each representing one share of our Common Stock, and (ii) 777,777 shares of performance-vesting restricted stock, each representing one share of our Common Stock.

(2)	Effective on April 23, 2021, Mr. Edwards resigned as the President and Chief Executive Officer and as a director of the Company.

MARKET FOR THE SHARES

There is currently no established public trading market for the Shares, and there can be no assurance that a public trading market will develop. Our pre-Effective Date common stock traded on the New York Stock Exchange, or NYSE, under the symbol “DO.” As a result of the Chapter 11 Cases, on May 12, 2020, the NYSE filed a Form 25 with the SEC to delist our pre-Effective Date common stock. The delisting was effective 10 days after the Form 25 was filed. Our pre-Effective Date common stock traded on the OTC Pink Open Market under the trading symbol “DOFSQ” from April 28, 2020 until the Effective Date. Any over-the-counter market quotations reflected inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions. As a result of the cancellation of the pre-Effective Date common stock pursuant to the Plan, our pre-Effective Date common stock ceased trading on the OTC Pink Open Market on the Effective Date.

As of May 28, 2021, 101,000,018 shares of our Common Stock were outstanding, held by approximately 76 stockholders of record. The number of record holders does not necessarily bear any relationship to the number of beneficial owners of our Common Stock.

At the Effective Date and pursuant to the Plan, we issued 7,526,894 Emergence Warrants. The Emergence Warrants have an exercise period of five years and are exercisable into 7% of the New Diamond Common Shares measured at the time of the exercise, subject to dilution by the awards issued pursuant to our Stock Incentive Plan. The Emergence Warrants are initially exercisable for one New Diamond Common Share per Emergence Warrant at an exercise price of $29.22 per Emergence Warrant (as may be adjusted from time to time pursuant to the Warrant Agreement).

We have filed a registration statement on Form S-8 under the Securities Act to register 11,111,111 shares of our Common Stock issuable under our Stock Incentive Plan. This registration statement on Form S-8 was effective upon filing. Accordingly, shares of Common Stock registered under such registration statement may be made available for sale in the open market following the effective date, unless such shares are subject to vesting restrictions with us, Rule 144 restrictions applicable to our affiliates or lock-up restrictions.

DIVIDEND POLICY

We have not paid a dividend to stockholders since 2015 and we do not currently intend to pay or declare any cash dividends on our Common Stock in the foreseeable future. We currently intend to retain any earnings to fund our working capital needs, reduce debt and fund growth opportunities. Any future dividends will be at the discretion of our Board of Directors after taking into account various factors it deems relevant, including our financial position, earnings, earnings outlook, capital spending plans, outlook on current and future market conditions and business needs and contractual obligations. In addition, restrictive covenants in certain debt instruments to which we are, or may be, a party, limit our ability to pay dividends or our ability to receive dividends from our operating companies, and may negatively impact the price of our Common Stock.

SELLING STOCKHOLDERS

This prospectus relates to the resale, from time to time, by the selling stockholders included in the table below, which we refer to collectively as the selling stockholders, of up to an aggregate of 22,892,773 shares of Common Stock, subject to any appropriate adjustment as a result of any subdivision, split, combination or other reclassification of our Common Stock. We are registering the Shares pursuant to the Registration Rights Agreement, as described under “Explanatory Note.” The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the Shares owned by them but make no representation that any of the Shares will be offered for sale.

The information provided below with respect to the selling stockholders has been furnished to us by or on behalf of the selling stockholders and is current as of May 28, 2021. We have not sought to verify such information.

To our knowledge, none of the selling stockholders has, or has had within the past three years, any position, office or other material relationship with us or any of our predecessors or affiliates, other than their ownership of shares of our Common Stock, except in connection with (i) the Registration Rights Agreement, (ii) the Plan and (iii) the Plan Support Agreement, dated as of January 22, 2021, or the Plan Support Agreement, by and among the Debtors, certain holders of the Company’s former senior notes and certain holders of claims under the Company’s former revolving credit facility, which is filed as Exhibit 10.1 to the registration statement of which this prospectus is a part, and the Backstop and Private Placement Agreement, dated as of January 22, 2021, or the Backstop Agreement, by and among the Debtors and the financing parties thereto, the form of which is included in the Plan Support Agreement.

The table sets forth:

•	the names of the selling stockholders;

•	the number of shares of Common Stock beneficially owned by the selling stockholders prior to the sale of the Shares covered by this prospectus;

•

the number of shares of Common Stock beneficially owned by the selling stockholders following the sale of the Shares covered by this prospectus, based on the assumption that all Shares will be sold in the offering; and

•	the ownership of the selling stockholders as a percentage of the outstanding Common Stock of the Company after this offering, based on the assumption that all Shares will be sold in the offering.

Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to the Offering(1)	Shares of Common Stock That May Be Offered Hereby	Shares of Common Stock Beneficially Owned After the Offering(2)	Percentage of Total Outstanding After the Offering
Avenue Energy Opportunities Fund II AIV, L.P.(3)	17,575,771	4,486,454	13,089,317	13.0%
Certain funds and accounts for which Pacific Investment Management Company LLC serves as investment manager(4)	12,095,750	3,765,852	8,329,898	8.2%
Certain funds and accounts for which Capital Research & Management Company serves as investment adviser(5)	9,555,736	2,348,182	7,207,554	7.1%
Samuel Terry Asset Management Pty Ltd As Trustee For Samuel Terry Absolute Return Fund(6)	7,786,885	3,122,608	4,664,277	4.6%
KL Special Opportunities Master Fund LTD(7)	4,701,908	1,235,999	3,465,909	3.4%

Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to the Offering(1)	Shares of Common Stock That May Be Offered Hereby	Shares of Common Stock Beneficially Owned After the Offering(2)	Percentage of Total Outstanding After the Offering
Certain funds and accounts for which AllianceBernstein L.P. serves as investment manager(8)	4,376,669	767,706	3,608,963	3.6%
The Mangrove Partners Master Fund, Ltd.(9)	3,451,410	3,451,410	—	*
Kore Fund LTD(10)	2,082,470	494,271	1,588,199	1.6%
MFP Partners, L.P.(11)	1,685,196	416,422	1,268,774	1.3%
Empyrean Capital Overseas Master Fund, Ltd.(12)	1,684,546	1,684,546	—	*
Spark Quantitative Master Fund L.P.(13)	1,338,926	240,647	1,098,279	1.1%
JKJ Special Situations Fund, LP(14)	1,055,236	260,755	794,481	*
Certain funds and accounts for which Acer Tree Investment Management LLP serves as investment adviser(15)	464,294	114,730	349,564	*
Storm Fund II – Storm Bond Fund(16)	423,610	76,872	346,738	*
Oceanic Hedge Fund(17)	343,923	60,564	283,359	*
Namco Realty LLC(18)	291,654	29,402	262,252	*
Ponderus Invest AB(19)	269,058	48,358	220,700	*
Altana Funds(20)	237,926	36,507	201,419	*
Steven Shaw(21)	174,619	59,698	114,921	*
VV Capital Master Fund, LP(22)	132,608	8,797	123,811	*
Telecom AS(23)	124,170	24,115	100,055	*
Dendera Capital Fund, LP(24)	117,365	28,995	88,370	*
Camaca AS(25)	107,328	15,541	91,787	*
Elcano Funds(26)	102,396	18,404	83,992	*
Toluma Funds(27)	74,885	10,244	64,641	*
Sjavarsyn(28)	71,446	9,713	61,733	*
Certain funds and accounts for which Ironsides Partners LLC serves as investment manager(29)	66,082	12,546	53,536	*
Egil Wickstrand Iverson(30)	54,373	7,171	47,202	*
FuglesangDahl AS and Olav Grande(31)	53,103	14,936	38,167	*
Odeon Capital Group LLC(32)	28,860	28,860	—	*
Alexander J. Keoleian(33)	23,414	4,208	19,206	*
AS Anakonda(34)	13,710	2,464	11,246	*
Svein Erik Nordang(35)	6,393	1,149	5,244	*
Vendetta AS(36)	6,354	2,490	3,864	*
Petter Haugen(37)	3,995	718	3,277	*
Andreas Thorendahl(38)	3,995	718	3,277	*
Jens Harr(39)	2,662	478	2,184	*
Eirik Underthun(40)	1,197	243	954	*

*	Less than 1%
(1)

The number of shares of Common Stock beneficially owned by each selling stockholder is determined under rules promulgated by the SEC including on the basis of voting or investment power with respect to the shares of Common Stock. Under Rule 13d-3 under the Exchange Act, beneficial ownership includes any shares of Common Stock to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days of May 28, 2021, through the exercise of any warrant, stock option or other right. The inclusion in this table of such shares of Common Stock, however, does not constitute an admission that the named security holder is a direct or indirect beneficial owner of such shares of Common Stock. Percentage of beneficial ownership is based on 101,000,018 shares of Common Stock outstanding as of May 28, 2021. We believe, based on information supplied by the selling stockholders, that unless otherwise indicated, each of the selling stockholders has sole voting and investment power with respect to the shares of Common Stock reported as beneficially owned by it.
(2)

Represents the shares of Common Stock that will be held by the selling stockholder after completion of this offering based on the assumptions that: (a) all Shares registered for sale by the registration statement of which this prospectus is a part will be sold by or on behalf of the selling stockholder; and (b) no other securities will be acquired prior to completion of this offering by the selling stockholder. The selling stockholders may sell all, some or none of the Shares offered pursuant to this prospectus and may sell some or all of their Common Stock pursuant to an exemption from the registration requirements of the Securities Act, including under Rule 144 promulgated thereunder or any successor rule.

(3)

Based on information provided by Avenue Energy Opportunities Fund II AIV, L.P., or AEOF II. Avenue Capital Management II, L.P., as the investment manager of AEOF II, and Marc Lasry may be deemed to have or to share voting and dispositive power over the shares of Common Stock owned by AEOF II. The address for AEOF II is 11 West 42nd Street, 9th Floor, New York, New York, 10036.

(4)

According to information provided by Pacific Investment Management Company, LLC, or PIMCO, the number of shares of Common Stock beneficially owned prior to the offering consists of 12,095,750 shares of Common Stock which includes (i) 50,195 shares of Common Stock owned by PIMCO Funds: Global Investors Series plc, US High Yield Bond Fund, (ii) 57,365 shares of Common Stock owned by PIMCO Funds: PIMCO High Yield Fund, (iii) 30,504 shares of Common Stock owned by PIMCO Funds: PIMCO Diversified Income Fund, (iv) 3,288,908 shares of Common Stock owned by PIMCO Tactical Opportunities Master Fund Ltd., (v) 28,681 shares of Common Stock owned by PIMCO Funds: Global Investors Series plc, Global High Yield Bond Fund, (vi) 7,170 shares of Common Stock owned by PIMCO Funds: PIMCO High Yield Spectrum Fund, (vii) 34,561 shares of Common Stock owned by PIMCO ETF Trust: PIMCO 0-5 Year High Yield Corporate Bond Index Exchange-Traded Fund, (viii) 8,566,215 shares of Common Stock owned by PIMCO Global Credit Opportunity Master Fund LDC, (ix) 1,434 shares of Common Stock owned by University Health Systems of Eastern Carolina, Inc., (x) 1,434 shares of Common Stock owned by Pension Plan for the Employees of Pitt County Memorial Hospital, Inc., (xi) 431 shares of Common Stock owned by American Cancer Society, Inc. Retirement Annuity Plan, (xii) 502 shares of Common Stock owned by American Cancer Society, Inc., (xiii) 5,463 shares of Common Stock owned by Koch Financial Assets V, LLC, (xiv) 287 shares of Common Stock owned by Public Service Company of New Mexico and (xv) 22,600 shares of Common Stock owned by PIMCO ETFs plc, PIMCO US Short-Term High Yield Corporate Bond Index UCITS ETF, or, collectively, the PIMCO Funds.

The number of Shares that may be offered hereby consists of 3,765,852 shares of Common Stock which includes (i) 50,195 shares of Common Stock owned by PIMCO Funds: Global Investors Series plc, US High Yield Bond Fund, (ii) 57,365 shares of Common Stock owned by PIMCO Funds: PIMCO High Yield Fund, (iii) 30,504 shares of Common Stock owned by PIMCO Funds: PIMCO Diversified Income Fund, (iv) 978,725 shares of Common Stock owned by PIMCO Tactical Opportunities Master Fund Ltd., (v) 28,681 shares of Common Stock owned by PIMCO Funds: Global Investors Series plc, Global High Yield Bond Fund, (vi) 7,170 shares of Common Stock owned by PIMCO Funds: PIMCO High Yield Spectrum Fund, (vii) 34,561 shares of Common Stock owned by PIMCO ETF Trust: PIMCO 0-5 Year High Yield Corporate Bond Index Exchange-Traded Fund, (viii) 2,546,500 shares of Common Stock owned by PIMCO Global Credit Opportunity Master Fund LDC, (ix) 1,434 shares of Common Stock owned by University Health Systems of Eastern Carolina, Inc., (x) 1,434 shares of Common Stock owned by Pension Plan for the Employees of Pitt County Memorial Hospital, Inc., (xi) 431 shares of Common Stock owned by American Cancer Society, Inc. Retirement Annuity Plan, (xii) 502 shares of Common Stock owned by American Cancer Society, Inc., (xiii) 5,463 shares of Common Stock owned by Koch Financial Assets V, LLC, (xiv) 287 shares of Common Stock owned by Public Service Company of New Mexico and (xv) 22,600 shares of

Common Stock owned by PIMCO ETFs plc, PIMCO US Short-Term High Yield Corporate Bond Index UCITS ETF. PIMCO, in its capacity as investment manager, adviser or sub-adviser, exercises sole or shared voting or dispositive power over the shares of Common Stock owned by the PIMCO Funds. The address for each of the PIMCO Funds is c/o Pacific Investment Management Company LLC, 650 Newport Center Drive, Newport Beach, California 92660.

(5)

According to information provided by Capital Research and Management Company, or CRMC, the number of shares of Common Stock beneficially owned prior to the offering consists of 9,555,736 shares of Common Stock which includes (i) 4,213,530 shares of Common Stock owned by American High-Income Trust, (ii) 472,031 shares of Common Stock owned by The Bond Fund of America, (iii) 724,274 shares of Common Stock owned by Capital Income Builder, (iv) 87,700 shares of Common Stock owned by Capital Group Global High Income Opportunities (LUX), or CGGHIO, (v) 1,888 shares of Common Stock owned by Capital Group US High Yield Fund (LUX), or CGUY, (vi) 3,306,365 shares of Common Stock owned by The Income Fund of America, (vii) 887 shares of Common Stock owned by American Funds Multi-Sector Income Fund, (viii) 333,458 shares of Common Stock owned by American Funds Insurance Series – Asset Allocation Fund, (ix) 110,972 shares of Common Stock owned by American Funds Insurance Series – American High-Income Trust, (x) 49,038 shares of Common Stock owned by American Funds Insurance Series – Capital World Bond Fund and (xi) 255,593 shares of Common Stock owned by Capital World Bond Fund, or, collectively, the CRMC Funds.

The number of Shares that may be offered hereby consists of 2,348,182 shares of Common Stock which includes (i) 1,092,958 Shares owned by American High-Income Trust, (ii) 0 Shares owned by The Bond Fund of America, (iii) 187,562 Shares owned by Capital Income Builder, (iv) 16,564 Shares owned by CGGHIO, (v) 359 Shares owned by CGUY, (vi) 856,478 Shares owned by The Income Fund of America, (vii) 232 Shares owned by American Funds Multi-Sector Income Fund, (viii) 86,354 Shares owned by American Funds Insurance Series – Asset Allocation Fund, (ix) 28,784 Shares owned by American Funds Insurance Series – American High-Income Trust, (x) 12,700 Shares owned by American Funds Insurance Series – Capital World Bond Fund and (xi) 66,191 shares of Common Stock owned by Capital World Bond Fund. CRMC, as investment adviser to each of the CRMC Funds, may be deemed to have or to share voting and dispositive power with respect to the Common Stock owned by the CRMC Funds. David A. Daigle, as portfolio manager, has voting and investment power over the shares of Common Stock held by CGGHIO and Shannon Ward, as portfolio manager, has voting and investment power over the shares of Common Stock held by CGUY. The address for each of the CRMC Funds is Capital Research and Management Company, 333 South Hope Street, Los Angeles, California 90071.

(6)

Based on information provided by Samuel Terry Asset Management Pty Ltd As Trustee For Samuel Terry Absolute Return Fund, or STAM. Frederick Raymond Woollard and Nigel Graham Burgess, as directors of STAM, may be deemed to share voting and dispositive power with respect to the shares of Common Stock owned by STAM. The address for STAM is 120B Underwood Street, Paddington NSW, 2021, Australia.

(7)

Based on information provided by KL Special Opportunities Master Fund Ltd, or KLSOMF. Massi Khadjenouri, Jan Lernout and Jamie Sherman, in their capacities as members of Kite Lake Capital Management (UK) LLP, the investment manager of KLSOMF, and John Lewis, Grant Jackson and Jan Manlee, the directors of KLSOMF, may be deemed to have voting and investment power over shares of Common Stock owned by KLSOMF. The address for KLSOMF is c/o Kite Lake Capital Management (UK) LLP, One Knightsbridge Green, London, SWIX 7QA.

(8)

According to information provided by AllianceBernstein L.P., the number of shares of Common Stock beneficially owned prior to the offering consists of 4,376,669 shares of Common Stock which includes (i) 845,331 shares of Common Stock owned by AB High Income Fund, Inc., (ii) 130,665 shares of Common Stock owned by AB Bond Fund, Inc. – AB Income Fund, (iii) 6,491 shares of Common Stock owned by AB Bond Fund, Inc. – AB High Yield Portfolio, (iv) 20,490 shares of Common Stock owned by The AB Portfolios – AB All Market Total Return Portfolio, (v) 134,769 shares of Common Stock owned by AllianceBernstein Global High Income Fund, Inc., (vi) 18,107 shares of Common Stock owned by AB SICAV I – All Market Income Portfolio, (vii) 3,002,101 shares of Common Stock owned by AB FCP I – Global High Yield Portfolio, (viii) 1,239 shares of Common Stock owned by AB SICAV I – Global Income

Portfolio, (ix) 21,906 shares of Common Stock owned by AB SICAV I – US High Yield Portfolio, (x) 47,685 shares of Common Stock owned by Kaiser Foundation Hospitals, (xi) 78,605 shares of Common Stock owned by Teachers’ Retirement System of Louisiana and (xii) 69,280 shares of Common Stock owned by AB Collective Investment Trust Series – AB US High Yield Collective Trust, or, collectively, the AllianceBernstein Funds.

The number of Shares that may be offered hereby consists of 767,706 shares of Common Stock which includes (i) 148,609 Shares owned by AB High Income Fund, Inc., (ii) 22,730 Shares owned by AB Bond Fund, Inc. – AB Income Fund, (iii) 1,142 Shares owned by AB Bond Fund, Inc. – AB High Yield Portfolio, (iv) 3,643 Shares owned by The AB Portfolios – AB All Market Total Return Portfolio, (v) 23,444 Shares owned by AllianceBernstein Global High Income Fund, Inc., (vi) 3,169 Shares owned by AB SICAV I – All Market Income Portfolio, (vii) 526,435 Shares owned by AB FCP I – Global High Yield Portfolio, (viii) 218 Shares owned by AB SICAV I – Global Income Portfolio, (ix) 3,891 Shares owned by AB SICAV I – US High Yield Portfolio, (x) 8,364 Shares owned by Kaiser Foundation Hospitals, (xi) 13,807 Shares owned by Teachers’ Retirement System of Louisiana and (xii) 12,254 Shares owned by AB Collective Investment Trust Series – AB US High Yield Collective Trust. AllianceBernstein L.P., as investment manager to the AllianceBernstein Funds, may be deemed to have or to share voting and dispositive power with respect to the Common Stock owned by the AllianceBernstein Funds. The address for each of the AllianceBernstein Funds is 1345 Avenue of the Americas, New York, New York 10105.

(9)

Based on information provided by The Mangrove Partners Master Fund, Ltd., or TMPMF. Mangrove Partners, as investment manager to TMPMF, and Nathaniel August, as the controlling person of Mangrove Partners, may be deemed to have voting and investment control over the shares of Common Stock owned by TMPMF. The address for TMPMF is 645 Madison Ave, Floor 14, New York, New York 10022.

(10)

Based on information provided by Kore Fund LTD, or KF. J. Gary Kosinski, as investment manager of KF, may be deemed to have sole voting and dispositive power over the shares of Common Stock owned by KF. The address for KF is 1501 Corporate Center Drive, Suite 120, Boynton Beach, Florida 33426.

(11)

Based on information provided by MFP Partners, L.P., or MFPP. MFP Investors LLC, the general partner of MFPP, or MFP Investors, and Michael F. Price, managing partner of MFPP and the managing member and controlling person of MFP Investors, may be deemed to share voting and dispositive power over the shares of Common Stock owned by MFPP. The address for MFPP is 909 Third Ave., 33rd FL, New York, New York 10022.

(12)

Based on information provided by Empyrean Capital Overseas Master Fund, Ltd, or ECOMF. Empyrean Capital Partners, LP, serves as investment manager of ECOMF, and Empyrean Capital, LLC serves as general partner of Empyrean Capital Partners, LP. Amos Meron is the managing member of Empyrean Capital, LLC, and as such may be deemed to have voting and dispositive control of the shares of Common Stock owned by ECOMF. The address for ECOMF is c/o Empyrean Capital Partners, LP, 10250 Constellation Blvd., Suite 2950, Los Angeles, California 90067.

(13)

Based on information provided by Spark Quantitative Master Fund L.P., or SQMF. Spark Investment Management Ltd. and Spark Investment Management LLC are the general partner and investment manager of SQMF, respectively. Peter Laventhol is a director of Spark Investment Management Ltd. and the manager of Spark Investment Management LLC and, in such capacity, has sole voting and dispositive power with respect to the shares of Common Stock held directly by SQMF. As a result, Peter Laventhol has shared beneficial ownership (along with Spark Investment Management Ltd., Spark Investment Management LLC and SQMF) of the shares of Common Stock held directly by SQMF. The address for SQMF is 150 East 58th Street, Floor 26, New York, New York 10155.

(14)

Based on information provided by JKJ Special Situations Fund, LP, or JSSF. Broadbill Investment Partners LLC, as investment advisor of JSSF, and Jeffrey F. Magee, Jr. and Kurt Lageschulte, each as a managing member of Broadbill Investment Partners, LLC, may be deemed to have or to share voting and dispositive power over the shares of Common Stock owned by JSSF. The address for JSSF is 157 Columbus Avenue, 5th Floor, New York, New York 10023.

(15)

According to the information provided by Acer Tree Investment Management LLP, the number of shares of Common Stock beneficially owned prior to the offering consists of 464,294 shares of Common Stock which includes (i) 301,790 shares of Common Stock owned by Acer Tree Funds ICAV sub Fund Acer Tree Credit Opportunities Fund and (ii) 162,504 shares of Common Stock owned by Acer Tree Funds ICAV sub Fund Acer Tree Credit Opportunities Private Fund, or, collectively, the Acer Funds. The number of Shares that may be offered hereby consists of 114,730 shares of Common Stock which includes (i) 74,574 shares of Common Stock owned by Acer Tree Funds ICAV sub Fund Acer Tree Credit Opportunities Fund and (ii) 40,156 shares of Common Stock owned by Acer Tree Funds ICAV sub Fund Acer Tree Credit Opportunities Private Fund. Cabot Square Capital LLP, as investment manager, Acer Tree Investment Management LLP, as investment adviser, and Elizabeth Beasley, Elaine Keegan and Robert Galione, each as director, share voting and dispositive power over the shares of Common Stock owned by the Acer Funds. Jaime Vieser has shared voting and dispositive power over the shares of Common Stock owned by Acer Tree Funds ICAV sub Fund Acer Tree Credit Opportunities Private Fund. The mailing address for each of the Acer Funds is One Connaught Place, London, W2 2ET, United Kingdom, the legal address being 5th Floor, The Exchange George’s Dock IFSC, Dublin 1, Ireland.
(16)

Based on information provided by Storm Fund II – Storm Bond Fund, or SBF. Storm Capital Management is the investment manager of SBF and Morten Venold is the responsible portfolio manager at the investment manager. In addition, Morten Astrup is the executive chairman of Storm Fund II – Storm Bond Fund and reserves the right to be involved in the daily investment management of the Fund and to take an active part in the investment decision making process. Together they form the portfolio management team, and may be deemed to share voting and dispositive power over the shares of Common Stock owned by SBF. The address for SBF is 1c, rue Gabriel Lippmann, 5365 Munsbach, Luxembourg.

(17)

Based on information provided by Oceanic Hedge Fund, or OHF. Oceanic Investment Management Limited is the investment manager of OHF. Alf Cato Brahde may be deemed a beneficial owner with voting and investment power over the shares held by OHF. The address for OHF is Oceanic Hedge Fund, 3rd Floor, St. Georges Court, Upper Church Street, Douglas, Isle of Man, IM1 1EE, United Kingdom.

(18)

Based on information provided by Namco Realty LLC. Igal Namdar, the CEO of Namco Realty LLC, may be deemed to have voting and dispositive power over the shares held by Namco Realty LLC. The address for Namco Realty LLC is 150 Great Neck Road, Suite 304, Great Neck, New York 11021.

(19)

Based on information provided by Ponderus Invest AB. Tapira Investment AB owns 97% of Ponderus Invest AB. Peter Edwall, the sole owner of Tapira Investment AB, may be deemed to have voting and dispositive power over the shares held by Ponderus Invest AB. The address for Ponderus Invest AB is c/o Fearnley Securities, P.O. Box 1158, Sentrum, N – 0107 Oslo, Norway.

(20)

According to the information provided by Altana Distressed Opportunities Fund SLP and Crescent 3 LTD, the number of shares of Common Stock beneficially owned prior to the offering consists of 237,926 shares of Common Stock which includes (i) 184,656 shares of Common Stock owned by Altana Distressed Opportunities Fund SLP and (ii) 53,270 shares of Common Stock owned by Crescent 3 LTD, or, collectively, the Altana Funds. The number of Shares that may be offered hereby consists of 36,507 shares of Common Stock which includes (i) 26,933 shares of Common Stock owned by Altana Distressed Opportunities Fund SLP and (ii) 9,574 shares of Common Stock owned by Crescent 3 LTD. Lee Robinson, as the beneficial owner of Crescent 3 LTD, and as the controlling shareholder of Altana Wealth SARL, the general partner of Altana Distressed Opportunities Fund SLP, has dispositive power over the shares of Common Stock owned by the Altana Funds. The address for each of the Altana Funds is c/o Altana Wealth SAM, 33 Avenue St Charles, 98000 Monaco.

(21)

Based on information provided by Steven Shaw. Mr. Shaw has sole voting and dispositive power with respect to the shares of Common Stock owned by him. The address for Mr. Shaw is 2211 Broadway Apt. 8L, New York, New York 10024.

(22)

Based on information provided by VV Capital Master Fund, LP, or VVCMF. VV Capital GP, LLC, the general partner of VVCMF, or VVCGP, and Venkat Venkatraman, managing member of VVCGP, may be deemed to share voting and dispositive power with respect to the shares of Common Stock owned by VVCMF. The address for VVCMF is 300 Washington Street, Suite 503B, Newton, Massachusetts 02458.

(23)	Based on information provided by Telecom AS. Kenneth Bern, owner and Chairman of the Board of Telecom AS, controls 100% of Telecom AS. Mr. Bern may be deemed to have voting and dispositive power over the shares of Common Stock held by Telecom AS. The address for Telecom AS is c/o Fearnley Securities, P.O. Box 1158, Sentrum, N – 0107 Oslo, Norway.
(24)

Based on information provided by Dendera Capital Fund, LP, or DCF. Geoffrey Arens, as managing partner of DCF, has sole voting and dispositive power over the shares of Common Stock owned by DCF. The address for DCF is 270 Lafayette Street, Suite 502, New York, New York 10012.

(25)

Based on information provided by Camaca AS. Herman Flinder, the sole owner of Camaca AS, may be deemed to have voting and dispositive power over the shares of Common Stock held by Camaca AS. The address for Camaca AS is c/o Fearnley Securities, P.O. Box 1158, Sentrum, N – 0107 Oslo, Norway.

(26)

According to the information provided by Elcano Special Situations SICAV, SA and Elcano High Yield Opportunities SIL, SA, the number of shares of Common Stock beneficially owned prior to the offering consists of 102,396 shares of Common Stock which includes (i) 69,335 shares of Common Stock owned by Elcano Special Situations SICAV, SA and (ii) 33,061 shares of Common Stock owned by Elcano High Yield Opportunities SIL, SA, or, collectively, the Elcano Funds. The number of Shares that may be offered hereby consists of 18,404 shares of Common Stock which includes (i) 12,462 shares of Common Stock owned by Elcano Special Situations SICAV, SA and (ii) 5,942 shares of Common Stock owned by Elcano High Yield Opportunities SIL, SA. Marc Battle de Balle Mercade has voting and dispositive power over the shares of Common Stock owned by the Elcano Funds. The address for Elcano Special Situations SICAV, SA is C/ Ortega Y Gasset, 7, Madrid 28006, Spain and the address for Elcano High Yield Opportunities SIL, SA is C/ Serrano, 37, 28001, Madrid, Spain.

(27)

According to the information provided by Skips AS Tudor, Toluma AS and Toluma Kreditt AS, the number of shares of Common Stock beneficially owned prior to the offering consists of 74,885 shares of Common Stock which includes (i) 32,530 shares of Common Stock owned by Skips AS Tudor, (ii) 18,654 shares of Common Stock owned by Toluma AS and (iii) 23,701 shares of Common Stock owned by Toluma Kreditt AS or, collectively, the Toluma Funds. The number of Shares that may be offered hereby consists of 10,244 shares of Common Stock which includes (i) 2,872 shares of Common Stock owned by Skips AS Tudor, (ii) 2,872 shares of Common Stock owned by Toluma AS and (iii) 4,500 shares of Common Stock owned by Toluma Kreditt AS. Thomas Wilhelmsen, as Chairman of each of the Toluma Funds, has voting and dispositive power over the shares of Common Stock owned by the Toluma Funds. The address for each of the Toluma Funds is Strandveien 20, No -1366, Lysaker, Norway.

(28)

Based on information provided by Sjavarsyn. Bjarni Armannsson, the sole owner of Sjavarsyn, may be deemed to have voting and dispositive power over the shares of Common Stock held by Sjavarsyn. The address for Sjavarsyn is c/o Fearnley Securities, P.O. Box 1158, Sentrum, N – 0107 Oslo, Norway.

(29)

According to the information provided by Ironsides Strategic Income Trust and Ironsides Energy LLC, the number of shares of Common Stock beneficially owned prior to the offering consists of 66,082 shares of Common Stock which includes (i) 50,833 shares of Common Stock owned by Ironsides Strategic Income Trust and (ii) 15,249 shares of Common Stock owned by Ironsides Energy LLC, or, collectively, the Ironsides Funds. The number of Shares that may be offered hereby consists of 12,546 shares of Common Stock which includes (i) 9,651 shares of Common Stock owned by Ironsides Strategic Income Trust and (ii) 2,895 shares of Common Stock owned by Ironsides Energy LLC. Ironsides Partners LLC is the investment manager for each of the Ironsides Funds. Robert Knapp, President and CIO of Ironsides Energy LLC, may be deemed to have sole voting and dispositive power over the shares held by the Ironsides Funds. The mailing address for each of the Ironsides Funds is c/o Ironsides Partners LLC, One Mifflin Place, Suite 400, Cambridge, Massachusetts 02138.

(30)

Based on information provided by Egil Wickstrand Iversen. Mr. Iversen has sole voting and dispositive power with respect to the shares of Common Stock owned by him. The address for Mr. Iversen is c/o Fearnley Securities, P.O. Box 1158, Sentrum, N – 0107 Oslo, Norway.

(31)

According to the information provided by FuglesangDahl AS and Olav Grande, the number of shares of Common Stock beneficially owned prior to the offering consists of 53,103 shares of Common Stock which includes (i) 27,959 shares of Common Stock owned by FuglesangDahl AS and (ii) 25,144 shares of Common Stock owned by Olav Grande. The number of Shares that may be offered hereby consists of 14,936 shares of Common Stock which includes (i) 7,721 shares of Common Stock owned by FuglesangDahl AS and (ii) 7,215 shares of Common Stock owned by Olav Grande. Mr. Grande has dispositive power over the shares of Common Stock owned by FuglesangDahl AS and by him. The address for each of FuglesangDahl AS and Mr. Grande is c/o Fearnley Securities, P.O. Box 1158, Sentrum, N – 0107 Oslo, Norway.
(32)

Based on information provided by Odeon Capital Group LLC, or OCG. Evan Schwartzberg and Mat Van Alstyne, as owners of OCG, may be deemed to have voting and dispositive power over the shares of Common Stock held by OCG. OCG is a registered broker-dealer. The address for OCG is 750 Lexington Avenue, 27th Floor, New York, New York 10022.

(33)

Based on information provided by Alexander J. Keoleian. Mr. Keoleian has sole voting and dispositive power with respect to the shares of Common Stock owned by him. The address for Mr. Keoleian is 6901 Stoneridge Dr., North Richland Hills, Texas 76182.

(34)

Based on information provided by AS Anakonda. Thomas Leskovsky, the sole owner of AS Anakonda, has sole voting and dispositive power over the shares of Common Stock held by Anakonda AS. The mailing address for AS Anakonda is c/o Fearnley Securities, P.O. Box 1158, Sentrum, N – 0107 Oslo, Norway.

(35)

Based on information provided by Svein Erik Nordang. Mr. Nordang has sole voting and dispositive power with respect to the shares of Common Stock owned by him. The address for Mr. Nordang is c/o Fearnley Securities, P.O. Box 1158, Sentrum, N – 0107 Oslo, Norway.

(36)

Based on information provided by Vendetta AS. Øivind Ekeland, the CEO of Vendetta AS, has sole voting and dispositive power over the shares of Common Stock held by Vendetta AS. The mailing address for Vendetta AS is c/o Fearnley Securities, P.O. Box 1158, Sentrum, N – 0107 Oslo, Norway.

(37)

Based on information provided by Petter Haugen. Mr. Haugen has sole voting and dispositive power with respect to the shares of Common Stock owned by him. The address for Mr. Haugen is c/o Fearnley Securities, P.O. Box 1158, Sentrum, N – 0107 Oslo, Norway.

(38)

Based on information provided by Andreas Thorendahl. Mr. Thorendahl has sole voting and dispositive power with respect to the shares of Common Stock owned by him. The address for Mr. Thorendahl is c/o Fearnley Securities, P.O. Box 1158, Sentrum, N – 0107 Oslo, Norway.

(39)

Based on information provided by Jens Harr. Mr. Harr has sole voting and dispositive power with respect to the shares of Common Stock owned by him. The address for Mr. Harr is c/o Fearnley Securities, P.O. Box 1158, Sentrum, N – 0107 Oslo, Norway.

(40)

Based on information provided by Eirik Underthun. Mr. Underthun has sole voting and dispositive power with respect to the shares of Common Stock owned by him. The address for Mr. Underthun is Midtaasen 14c, 1166, Oslo, Norway.

Broker-Dealers

Certain selling stockholders are affiliates of registered broker-dealers. Odeon Capital Group LLC is a registered broker-dealer and may be deemed to be an underwriter with respect to its Shares. To our knowledge, each selling stockholder that is a broker-dealer or an affiliate of a broker-dealer had no agreements or understandings, directly or indirectly, with any person to distribute the Shares at the time of its acquisition of the Shares.

DESCRIPTION OF CAPITAL STOCK

The following description of certain terms of our capital stock and related provisions of our Third Amended and Restated Certificate of Incorporation, or the COI, and Second Amended and Restated Bylaws, or the Bylaws, is only a summary and does not purport to be complete. It is qualified in its entirety by reference to, and should be read in conjunction with, the full text of the COI and Bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part, and the applicable provisions of the Delaware General Corporation Law, or the DGCL. For more information on how you can obtain the COI and the Bylaws, see “Where You Can Find More Information.” We urge you to read the COI and Bylaws in their entirety.

General

The COI provides that the Company is authorized to issue 800,000,000 shares of capital stock, consisting of 750,000,000 shares of Common Stock, par value $0.0001 per share, and 50,000,000 shares of preferred stock, par value $0.0001 per share. As of May 28, 2021, the Company had outstanding an aggregate of 101,000,018 shares of Common Stock and no shares of preferred stock. All outstanding shares of the Company’s Common Stock are duly authorized, validly issued, fully paid and nonassessable.

Common Stock

Voting Rights

Subject to such preferential rights as may be granted by the Company’s Board of Directors in connection with the future issuance of preferred stock, holders of Common Stock are entitled to one vote for each share held on all matters on which stockholders generally are entitled to vote. Except as otherwise required by law or provided in the COI, at any annual or special meeting of stockholders, the holders of shares of Common Stock shall have the right to vote on all matters properly submitted to a vote of the stockholders.

Conversion, Redemption and Preemptive Rights

Holders of shares of Common Stock have no exchange, conversion or preemptive rights and such shares are not subject to redemption.

Liquidation Rights

Subject to the rights and preferences of any then-outstanding series of preferred stock, in the event of any liquidation, dissolution or winding up of the Company, the funds and assets of the Company that may be legally distributed to the Company’s stockholders will be distributed among the holders of the then outstanding shares of Common Stock pro rata in accordance with the number of shares of Common Stock held by each such holder.

Dividend Rights

Subject to the rights of any then-outstanding series of preferred stock, the holders of shares of Common Stock may receive dividends when, as and if declared by our Board of Directors in accordance with applicable law.

No Sinking Fund

The shares of Common Stock have no sinking fund provisions.

Preferred Stock

The following description of certain general terms of the preferred stock does not purport to be complete and is qualified in its entirety by reference to the COI, the applicable provisions of the DGCL and the certificate of designation that relates to the particular series of preferred stock.

The Company may issue preferred stock in one or more series from time to time, with each such series to consist of such number of shares and to have such powers, designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, if any, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by our Board of Directors.

It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of the Company’s shares of Common Stock until the Board of Directors determines the specific rights of the holders of any series of preferred stock of the Company. However, these effects might include, among others:

•	restricting dividends on the Common Stock;

•	diluting the voting power of the Common Stock;

•	impairing the liquidation rights of the Common Stock; and

•	delaying or preventing a change of control of the Company.

Anti-Takeover Considerations

Some provisions of Delaware law, the COI and the Bylaws summarized below could make certain change of control transactions more difficult, including acquisitions of the Company by means of a tender offer, proxy contest or otherwise, as well as removal of the incumbent directors. These provisions may have the effect of preventing changes in management. It is possible that these provisions would make it more difficult to accomplish or deter transactions that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for shares of the Common Stock.

Number, Election and Removal of Directors

The Board of Directors consists of seven members, which may be increased from time to time by resolution adopted by a majority of the Board. The directors of the Company are classified with respect to the time for which they severally hold office into three classes, designated as Class I, Class II and Class III. Each class of directors consists, as nearly as possible, of one third of the total number of directors constituting the whole Board. The initial Class I directors will serve for a term expiring at the first annual meeting of the stockholders following the Effective Date; the initial Class II directors will serve for a term expiring at the second annual meeting of the stockholders following the Effective Date; and the initial Class III directors will serve for a term expiring at the third annual meeting of the stockholders following the Effective Date. At each annual meeting of stockholders of the Company beginning with the first annual meeting of stockholders following the Effective Date, the successors of the class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election. Each director will hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal.

Subject to the rights of any then-outstanding series of preferred stock, the Board of Directors or any individual director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the voting power of all of the then outstanding shares of voting stock of the Company entitled to vote in the election of directors.

Calling of Special Meeting of Stockholders

The COI provides that special meetings of stockholders may be called only by or at the direction of the majority of the Board of Directors, the Chairperson of the Board of Directors or the Chief Executive Officer or President of the Company. Stockholders of the Company do not have the right to call special meetings.

Amendments to the Bylaws

The Bylaws may be altered, amended or repealed by the Board of Directors. The Bylaws may also be altered, amended or repealed by the affirmative vote of at least two-thirds of the voting power of all of the then outstanding shares of voting stock of the Company entitled to vote generally in the election of directors.

Other Limitations on Stockholder Actions

Advance notice is required for stockholders to nominate directors or to submit proposals for consideration at meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely given in writing to the Secretary of the Company prior to the meeting at which the action is to be taken. Generally, to be timely, notice of stockholder proposals relating to an annual meeting must be received at the principal executive offices not less than 90 days nor more than 120 days prior to the date of the one-year anniversary of the immediately preceding annual meeting of stockholders. The Bylaws specify in detail the requirements as to form and content of all stockholder notices. These requirements may preclude stockholders from bringing matters before the stockholders at an annual or special meeting. The Bylaws also describe certain criteria for when stockholder-requested meetings need not be held.

Newly Created Directorships and Vacancies on the Board

Subject to the rights of any then-outstanding series of preferred stock, any vacancies on the Board of Directors or newly created directorships resulting from any increase in the number of directors will be filled by the vote of a majority of the directors then in office, even though less than a quorum, or by a sole remaining director (other than any directors elected by the separate vote of one or more then-outstanding series of preferred stock), and will not be filled by the stockholders.

Authorized but Unissued Shares

Under Delaware law, the Company’s authorized but unissued shares of Common Stock are available for future issuance without stockholder approval. The Company may use these additional shares of Common Stock for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued shares of Common Stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum

The COI provides that, unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or the Court of Chancery (or, if the Court of Chancery lacks jurisdiction over such action or proceeding, then the federal district court for the District of Delaware or other state courts of the State of Delaware), and any appellate court therefrom shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action, suit or proceeding brought on behalf of the Company, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of the Company to the Company or to the Company’s stockholders, (iii) any action, suit or proceeding arising pursuant to any provision of the DGCL or the Bylaws or the COI (as either may be amended from time to time), (iv) any action, suit or proceeding as to which the DGCL confers jurisdiction on the Court of Chancery or (v) any action, suit or proceeding asserting a claim against the Company or any current or former director, officer or stockholder governed by the internal affairs doctrine.

The COI provides that, unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States will be the sole and exclusive forum for any action brought under the Securities Act and the Exchange Act.

Cumulative Voting

Delaware law permits stockholders to cumulate their votes and either cast them for one candidate or distribute them among two or more candidates in the election of directors only if expressly authorized in a corporation’s certificate of incorporation. The COI does not authorize cumulative voting.

Transfer Agent and Registrar

The transfer agent and registrar for the Common Stock is Computershare Inc.

Registration Rights Agreement

Pursuant to the Plan, on the Effective Date, we entered into the Registration Rights Agreement with the RRA Shareholders, who received New Diamond Common Shares under the Plan. The RRA Shareholders have the right to demand that we file a shelf registration statement on or prior to the 60th day following the Effective Date if requested by at least one member of the Ad Hoc Group or on or prior to the 180th day following the Effective Date if requested by a holder of at least 1% of the New Diamond Common Shares at the time the Registration Rights Agreement is signed. We will generally pay all registration expenses in connection with our obligations under the Registration Rights Agreement, regardless of whether a registration statement is filed or becomes effective. The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as blackout periods.

The foregoing description of the Registration Rights Agreement is not complete and is qualified in its entirety by reference to the Registration Rights Agreement, which is filed as Exhibit 10.6 to the registration statement of which this prospectus is a part and is incorporated herein by reference.

Absence of a Public Market

There is currently no public trading market for our Common Stock. There can be no assurance that an active trading market for our Common Stock will develop.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

On January 22, 2021, the Debtors entered into the Plan Support Agreement with certain holders of the Company’s former senior notes and certain holders of claims under the Company’s former revolving credit facility, and the Backstop Agreement with the financing parties thereto, including certain parties that became beneficial owners of 5% or more of our Common Stock pursuant to the Plan.

Pursuant to the Plan, on the Effective Date, we entered into the Registration Rights Agreement with the RRA Shareholders, who received New Diamond Common Shares under the Plan. The RRA Shareholders have the right to demand that we file a shelf registration statement on or prior to the 60th day following the Effective Date if requested by at least one member of the Ad Hoc Group or on or prior to the 180th day following the Effective Date if requested by a holder of at least 1% of the New Diamond Common Shares at the time the Registration Rights Agreement is signed. Certain of the RRA Shareholders are the beneficial owners of 5% or more of our Common Stock.

See “Security Ownership of Certain Beneficial Owners and Management” and “Selling Stockholders” above, which are incorporated herein by reference.

PLAN OF DISTRIBUTION

The selling stockholders intend to distribute the Shares pursuant to this prospectus only as follows: such Shares may be sold from time to time directly by the selling stockholders or alternatively through broker-dealers or agents. If the Shares are sold through broker-dealers or agents, the selling stockholders shall be responsible for discounts or commissions. Such Shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which the Shares may be listed or quoted at the time of sale, (ii) in the over-the-counter market, or (iii) in transactions otherwise than on such exchanges or services or in the over-the-counter market. In no event will such method(s) of distribution take the form of an underwritten offering of the Shares.

The aggregate proceeds to the selling stockholders from the Shares offered by them will be the purchase price of the Shares less discounts or commissions, if any. We will not receive any of the proceeds from this offering.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. The selling stockholders also may resell all or a portion of the Shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the Shares or interests therein may be deemed to be “underwriters” within the meaning of the Securities Act, and any discounts, commissions, concessions or profit they earn on any resale of the Shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are “underwriters” within the meaning of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the Shares to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents or dealer, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the Shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states, the Shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

If a selling stockholder wants to sell its Shares under this prospectus in the United States, the selling stockholder will also need to comply with state securities laws, also known as “Blue Sky laws,” requiring registration, unless an exemption is available. The broker for a selling stockholder will be able to advise a selling stockholder in which states the Shares are exempt from registration for secondary sales. Any person who purchases the Shares from a selling stockholder offered by this prospectus who then wants to sell such Shares will also have to comply with Blue Sky laws regarding secondary sales.

The selling stockholders and other persons participating in the sale or distribution of the Shares will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the Shares by the selling stockholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of Shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, to the extent applicable, Regulation M may restrict the ability of any person engaged in the distribution of the Shares to engage in market-making activities with respect to the particular Shares. These restrictions may affect the marketability of the Shares and the ability of any person or entity to engage in market-making activities with respect to the Shares.

We agreed to register the Shares under the Securities Act and to keep the registration statement of which this prospectus is a part effective for a specified period of time. We have also agreed to indemnify the selling stockholders against specified liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the Shares offered by this prospectus. We cannot assure you that the selling stockholders will sell all or any portion of the Shares offered hereby.

LEGAL MATTERS

The validity of the Shares offered by this prospectus will be passed upon for us by Duane Morris LLP, Houston, Texas.

EXPERTS

The financial statements incorporated in this prospectus by reference from the Company’s Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1.	Basis of Presentation

The following unaudited pro forma condensed consolidated financial statements of Diamond Offshore and the accompanying explanatory notes (or the Pro Forma Financial Statements) have been prepared to illustrate the effects per the Plan, including the financing transactions contemplated thereunder. The Pro Forma Financial Statements assume the Plan’s Effective Date had occurred on March 31, 2021 for the unaudited pro forma condensed consolidated balance sheet and on January 1, 2020 for the unaudited pro forma condensed consolidated statements of operations.

Fair values of assets, liabilities and warrants on the unaudited pro forma condensed consolidated balance sheets are based on preliminary valuations. Changes in the values of assets and liabilities and changes in assumptions from those reflected in the preliminary unaudited pro forma condensed consolidated balance sheets and the preliminary unaudited pro forma condensed consolidated statements of operations could significantly impact the reported values of assets and liabilities. Accordingly, the amounts shown are not final and are subject to changes and revisions, which may be material. Fresh start balances reflected as of the Plan’s Effective Date will also differ due to transactions occurring between March 31, 2021 and the Plan’s Effective Date. As such, the Pro Forma Financial Statements are not intended to represent the actual post-Effective Date financial condition and results of operations of Diamond Offshore, and any differences could be material.

The historical financial statements of Diamond Offshore are not comparable to Diamond Offshore’s financial statements after emergence from chapter 11 reorganization due to the effects of the Plan and the adoption and application of Financial Accounting Standards Board Accounting Standards Codification (or ASC) Topic 852, Reorganizations (or ASC Topic 852), under generally accepted accounting principles in the United States (or GAAP). The unaudited pro forma condensed consolidated financial statements have been prepared in accordance with Article 11 of Regulation S-X, as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.”

The Pro Forma Financial Statements presented herein are provided for informational and illustrative purposes only and are not necessarily indicative of the financial results that would have been achieved had the events and transactions occurred on the dates assumed, nor is such financial data necessarily indicative of the results of operations in future periods. The pro forma adjustments are based on currently available information and certain assumptions that the Company believes are reasonable and factually supportable. The Pro Forma Financial Statements should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes included in our Annual Report on Form 10-K for the year ended December 31, 2020, and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2021.

The Plan

In accordance with the consummation of the Plan, the following transactions occurred on the Effective Date:

•

The Company issued (i) 100,000,019 New Diamond Common Shares and (ii) an aggregate of 7,526,894 Emergence Warrants, which are exercisable commencing on the Effective Date at a per share exercise price of $29.22;

•

The predecessor entity’s (or, solely for purposes of the Pro Forma Financial Statements, the Predecessor) common stock outstanding immediately before the Effective Date was canceled and each holder received its pro rata share of the Emergence Warrants (subject to dilution by shares issuable pursuant to the Company’s Stock Incentive Plan (or the MIP Equity));

•

The Senior Notes (as defined in the Plan) were canceled, and the Predecessor’s outstanding obligations thereunder discharged. The holders of Senior Notes received their pro rata share of 70% of the New

Diamond Common Shares (subject to dilution by the Emergence Warrants and the MIP Equity). Additionally, the holders of Senior Notes received their pro rata share of 30% of the New Diamond Common Shares in exchange for funding $114.7 million of new-money commitments (or the Exit Notes), of which $85.3 million were issued on the Effective Date, pursuant to the Rights Offerings, the Private Placements and the Backstop Commitments (as defined in the Backstop Agreement);

•

The Company entered into a $100.0 million senior secured term loan (or the Exit Term Loan) and a $400.0 million senior secured revolving credit facility (or the Exit RCF) with initial borrowings of $100.0 million to settle claims with certain holders of RCF Claims (as defined in the Plan);

•

at the Effective Date, the Company reserved an aggregate of up to 11,111,111 New Diamond Common Shares for grant to directors, officers and selected employees of, or consultants to, the Company or its subsidiaries pursuant to awards under its Stock Incentive Plan; and

•

The Predecessor’s board of directors resigned, including the Chairman of the Board and Chief Executive Officer. The Company formed a new seven-member board of directors consisting of the new Chief Executive Officer and six new members per the Plan.

•

Amendments to existing agreements to provide services for and a long-term operating lease agreement related to certain blowout preventers (or BOPs) and related well control equipment were contingent on and became effective on the Effective Date. The amendment to the lease agreement was considered a lease modification on the Effective Date that required reassessment of lease classification and remeasurement of the corresponding right-of-use asset and lease liability. Due to the inclusion of a purchase option ceiling provision in the lease amendment, we now believe that we are reasonably certain to exercise the purchase option at the end of the original lease term, which resulted in a change in lease classification from an operating lease to a finance lease. The amendment to the services agreement provided for an incremental payment associated with the renegotiation of the agreement.

Fresh Start Accounting

We adopted fresh start accounting in accordance with ASC Topic 852 as of the Effective Date of our emergence from chapter 11 reorganization, resulting in the Company becoming a new entity (or, solely for purposes of the Pro Forma Financial Statements, the Successor) for financial reporting purposes. Upon the adoption of fresh start accounting, Diamond Offshore allocated its reorganization value to its individual assets based on their estimated fair values in conformity with ASC Topic 805, Business Combinations. Liabilities subject to compromise of the Predecessor were extinguished as part of the reorganization through an exchange of equity. Pro forma adjustments shown within the “Fresh Start Adjustments” column of the accompanying unaudited pro forma condensed consolidated statements of operations give effect to the application of fresh start accounting assuming the transaction had occurred on January 1, 2020.

The Successor enterprise value of the reorganized Company, as approved by the Bankruptcy Court in support of the Plan, was estimated to be $1,147.3 million, which is within the range of $805.0 million and $1,520.0 million. A pro forma reorganization value of approximately $1,737.1 million was then determined by adding (i) non-interest-bearing liabilities of $504.5 million and (ii) cash adjustments of $85.3 million to the enterprise value. The Company’s enterprise value was determined with the assistance of a third-party valuation expert who used available comparable market data and quotations, discounted cash flow analysis and other internal financial information and projections. Our estimates of fair value are inherently subject to significant uncertainties and contingencies beyond our control. Accordingly, there can be no assurance that the estimates, assumptions, valuations, appraisals and financial projections will be realized, and actual results could vary materially. Moreover, the value of the Company’s shares subsequent to the Effective Date may differ materially from the equity presented for accounting purposes under GAAP.

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEET

(In thousands)

	March 31, 2021
		Transaction Accounting Adjustments
	Predecessor Historical	Reorganization Adjustments			Fresh Start Adjustments			Successor Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$311,357	$(226,076)	(a	)	$—			$85,281
Restricted cash	34,308	(2,135)	(b	)	—			32,173
Accounts receivable	151,224	—			—			151,224
Less: allowance for credit losses	(5,571)	—			—			(5,571)

Accounts receivable, net	145,653	—			—			145,653
Prepaid expenses and other current assets	89,666	(13,084)	(c	)	(33,691)	(r	)	42,891
Assets held for sale	1,000	—			—			1,000

Total current assets	581,984	(241,295)			(33,691)			306,998
Drilling and other property and equipment, net of accumulated depreciation	3,900,414	185,588	(d	)	(2,728,855)	(s	)	1,357,147
Other assets	197,044	(115,563)	(e	)	(8,543)	(t	)	72,938

Total assets	$4,679,442	$(171,270)			$(2,771,089)			$1,737,083

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$69,278	$(995)	(f	)	$—			$68,283
Accrued liabilities	236,649	(64,559)	(g	)	(56,769)	(u	)	115,321
Short-term debt	442,034	(442,034)	(h	)	—
Finance lease right of use liabilities, current	—	14,982	(i	)	—			14,982
Taxes payable	28,432	—			—			28,432

Total current liabilities	776,393	(492,606)			(56,769)			227,018
Deferred tax liability	22,766	39,111	(j	)	(61,877)	(v	)	—
Other liabilities	214,521	(91,574)	(k	)	(5,343)	(w	)	117,604
Finance lease right of use liabilities, noncurrent	—	159,926	(l	)	—			159,926
Long-term debt	—	285,982	(m	)	—			285,982

Total liabilities not subject to compromise	1,013,680	(99,161)			(123,989)			790,530

Liabilities subject to compromise	2,044,877	(2,044,877)	(n	)	—			—
Stockholders’ equity:
Predecessor preferred stock	—	—			—			—
Predecessor common stock	1,453	(1,453)	(o	)	—			—
Predecessor additional paid-in capital	2,029,979	(2,029,979)	(o	)	—			—
Predecessor treasury stock	(206,163)	206,163	(o	)	—			—
Successor preferred stock	—	—			—			—
Successor common stock	—	10	(p	)	—			10
Successor additional paid-in capital	—	946,543	(p	)	—			946,543
Successor treasury stock	—	—			—			—
(Accumulated deficit)	(204,384)	2,851,484	(q	)	(2,647,100)	(x	)	—

Total stockholders’ equity	1,620,885	1,972,768			(2,647,100)			946,553

Total liabilities and stockholders’ equity	$4,679,442	$(171,270)			$(2,771,089)			$1,737,083

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Year Ended December 31, 2020
		Transaction Accounting Adjustments
	Predecessor Historical	Reorganization Adjustments			Fresh Start Adjustments			Successor Pro Forma
Revenues:
Contract drilling	$692,753	$—			$—			$692,753
Revenues related to reimbursable expenses	40,934	—			—			40,934

Total revenues	733,687	—			—			733,687

Operating expenses:
Contract drilling, excluding depreciation	618,553	—			(27,998)	(e	)	590,555
Reimbursable expenses	38,900	—			—			38,900
Depreciation	320,085	—			(221,105)	(f	)	98,980
General and administrative	56,925	1,579	(a	)	—			58,504
Impairment of assets	842,016	—			—			842,016
Restructuring and separation costs	17,724	—			—			17,724
Gain on disposition of assets	(7,375)	—			—			(7,375)

Total operating expenses	1,886,828	1,579			(249,103)			1,639,304

Operating loss	(1,153,141)	(1,579)			249,103			(905,617)
Other income (expense):
Interest income	484	—			—			484
Interest expense, net of amounts capitalized	(42,585)	18,352	(b	)	12,404	(g	)	(11,829)
Foreign currency transaction loss	(4,498)	—			—			(4,498)
Reorganization items, net	(76,910)	(44,782)	(c	)	—			(121,692)
Other, net	560	—			—			560

(Loss) income before income tax benefit (expense)	(1,276,090)	(28,009)			261,507			(1,042,592)
Income tax benefit (expense)	21,186	(15,551)	(d	)	8,098	(h	)	13,733

Net (loss) income	$(1,254,904)	$(43,560)			$269,605			$(1,028,859)

Loss per share, Basic and Diluted	$(9.09)							$(10.29)

Weighted-average shares outstanding, Basic and Diluted	137,996							100,000

DIAMOND OFFSHORE DRILLING, INC. AND SUBSIDIARIES

PRO FORMA UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31, 2021
		Transaction Accounting Adjustments
	Predecessor Historical	Reorganization Adjustments			Fresh Start Adjustments			Successor Pro Forma
Revenues:
Contract drilling	$122,553	$—			$—			$122,553
Revenues related to reimbursable expenses	12,264	—			—			12,264

Total revenues	134,817	—			—			134,817

Operating expenses:
Contract drilling, excluding depreciation	141,573	—			(9,500)	(e	)	132,073
Reimbursable expenses	11,837	—			—			11,837
Depreciation	74,626	—			(51,132)	(f	)	23,494
General and administrative	12,366	—			—			12,366
Impairment of assets	197,027	—			—			197,027
Gain on disposition of assets	(5,401)	—			—			(5,401)

Total operating expenses	432,028	—			(60,632)			371,396

Operating loss	(297,211)	—			60,632			(236,579)
Other income (expense):
Interest income	30	—			—			30
Interest expense, net of amounts capitalized	(32,562)	26,503	(b	)	2,914	(g	)	(3,145)
Foreign currency transaction gain	625	—			—			625
Reorganization items, net	(35,252)	35,252	(c	)	—			—
Other, net	489	—			—			489

(Loss) income before income tax benefit (expense)	(363,881)	61,755			63,546			(238,580)
Income tax benefit (expense)	2,200	(7,153)	(d	)	1,588	(h	)	(3,365)

Net (loss) income	$(361,681)	$54,602			$65,134			$(241,945)

Loss per share, Basic and Diluted	$(2.62)							$(2.42)

Weighted-average shares outstanding, Basic and Diluted	138,054							100,000

2.	Pro Forma Adjustments

Unless otherwise indicated, dollar amounts are stated in thousands.

Pro Forma Adjustments to the Pro Forma Unaudited Condensed Consolidated Balance Sheet

Reorganization Adjustments

(a)	Reflects the net cash payments that occurred on the Effective Date as follows:

March 31, 2021
Transfer of funds to restricted cash for retained professional fee escrow account	$(695)
Payment of non-retained professional fees	(14,087)
Predecessor revolving credit facility cash paydown, including accrued interest	(279,627)
Receipt of cash from the issuance of Exit Notes through primary Private Placement and primary Rights Offering	75,000
Reduction of cash related to estimated additional transaction costs	(6,667)

Change in cash and cash equivalents	$(226,076)

(b)	Reflects the change in restricted cash for the following activities:

March 31, 2021
Funding of professional fee escrow account	$695
Payment from key employee incentive plan escrow account	(1,697)
Payment of pre-petition trade claims and post-petition interest thereon	(1,133)

Change in restricted cash	$(2,135)

(c)	Reflects the changes in prepaid expenses and other current assets for the following activities:

March 31, 2021
Reduction of prepaid expense for success fees	$(1,095)
Reclassification from other assets to debt issuance costs	(7,892)
Reclassification of payment-in-kind upfront fee into debt issuance costs for the Exit RCF	(3,478)
Write-off of Predecessor directors and officers tail insurance policy	(619)

Change in prepaid expenses and other current assets	$(13,084)

(d)	Reflects the reclassification of the BOP lease asset to drilling and other property and equipment of $185.6 million.

(e)	Reflects the changes in other assets for the following activities:

March 31, 2021
Reclassification of BOP lease asset to drilling and other property and equipment	$(119,349)
Reclassification of payment-in-kind upfront fee into debt issuance costs for the Exit RCF	3,478
Record debt issuance costs related to the Exit RCF	6,659
Write-off of Predecessor directors and officers tail insurance policy	(6,351)

Change in other assets	$(115,563)

(f)	Reflects the $1.0 million reduction in accounts payable for pre-petition trade claims and associated post-petition interest related to general unsecured claims.

(g)	Reflects the changes in accrued liabilities for the following activities:

March 31, 2021
Record accrued liability related to success fees	$10,699
Record accrued liability related to a bonus accrual under the amended BOP services agreement	831
Record accrued liability associated with estimated additional debt issuance costs	2,436
Reclassification of BOP short-term lease liability into finance lease	(17,095)
Payment of non-retained professional fees	(8,762)
Payment of key employee incentive plan holdback awards	(1,697)
Payment of accrued interest related to Predecessor revolving credit facility	(37,593)
Reclassification of payment-in-kind upfront fee into long-term debt	(3,478)
Reclassification of backstop commitment premium to payment-in-kind Exit Notes	(9,900)

Change in accrued liabilities	$(64,559)

(h)	Reflects the changes in short-term debt for the following activities:

March 31, 2021
Record Predecessor revolving credit facility cash paydown of principal	$(242,034)
Rollover of Predecessor debt to the Exit Facilities	(200,000)

Change in short-term debt	$(442,034)

(i)

Reflects the reclassification of the current BOP operating lease liability to a finance lease of $17.1 million, net of the modification pursuant to ASC Topic 842, Leases (or ASC 842), of the current BOP finance lease liability of $(2.1) million.

(j)	Reflects the adjustment to deferred taxes of $39.1 million due to the internal legal entity and asset restructuring executed as part of the Plan.

(k)	Reflects the reclassification of the non-current BOP operating lease liability to a finance lease of $91.6 million.

(l)

Reflects the reclassification of the non-current BOP operating lease liability to a finance lease of $91.6 million and the modification of the non-current BOP finance lease liability of $68.3 million pursuant to ASC 842.

(m)	Reflects the changes in long-term debt for the following activities:

March 31, 2021
Reclassification of Predecessor debt to the Exit RCF	$200,000
Record payment-in-kind upfront fee related to the Exit RCF	3,478
Issuance of Exit Notes for cash	75,000
Record 1% premium associated with Exit Notes	749
Record backstop commitment premium to payment-in-kind Exit Notes	10,424
Record debt issuance costs related to Exit Term Loan and Exit Notes	(3,669)

Change in long-term debt	$285,982

(n)	Liabilities subject to compromise were settled as follows in accordance with the Plan:

March 31, 2021
Senior Notes claims	$2,044,877

Total settled liabilities subject to compromise	2,044,877

Issuance of New Diamond Common Shares to holders of Seniors Notes claims	(648,547)
Issuance of New Diamond Common Shares to participants of the Rights Offering and Private Placement	(277,949)
Premium associated with the primary Exit Notes	(749)

Pre-tax gain on settlement of liabilities subject to compromise	$1,117,632

(o)	Reflects the cancellation of the Predecessor’s common stock, treasury stock, and related components of the Predecessor’s additional paid-in capital.

(p)	The following reconciles reorganization adjustments made to the Successor common stock and Successor additional paid-in capital:

March 31, 2021
Fair value of New Diamond Common Shares issued to holder of Senior Note claims	$926,496
Fair value of Emergence Warrants issued to Predecessor equity holders	20,057

Total change in Successor common stock and additional paid-in capital	946,553
Less: Par value of Successor common stock	(10)

Successor additional paid-in capital	$946,543

(q)	Reflects the cumulative net impact of the effects on accumulated deficit as follows:

March 31, 2021
Success fee recognized on the Effective Date	$17,120
Estimated additional transaction costs recognized on the Effective Date	6,667
Pre-tax gain on settlement of liabilities subject to compromise	(1,117,632)
Backstop commitment expense to record difference between accrued termination fee and issuance of payment-in-kind Exit Notes upon emergence	524
Write-off of Predecessor directors and officers tail insurance policy	6,970
Expenses associated with pre-petition claims and post-petition interest incurred thereon	137
Expense related to bonus accrual under BOP services agreement	831
Cancellation of Predecessor common stock, additional paid-in capital, and treasury stock	(1,825,269)
Issuance of Emergence Warrants to Predecessor equity holders	20,057
Change in deferred tax as a result of step plan adjustments	39,111

Change in accumulated deficit	$(2,851,484)

Fresh Start Adjustments

(r)

Reflects the fair value adjustment of $(7.5) million to rig spare parts and supplies and write-off of current deferred contract assets of $(26.2) million as there is no future benefit to be recognized by the Company.

(s)

Reflects the fair value adjustment to “Drilling and other property and equipment” and the elimination of accumulated depreciation of $(2,720.3) million in addition to the fair value adjustment of $(8.5) million to the BOP finance lease assets.

(t)	Reflects the fair value adjustment to “Other assets” for the following:

March 31, 2021
Write-off of long-term contract assets	$(7,940)
Fair value adjustment to set asset equal to right-of-use liability for other operating leases	(2,391)
Fair value adjustment to true up other operating leases for change in incremental borrowing rate	1,788

Change in other assets	$(8,543)

(u)

Reflects the fair value adjustment of $0.4 million to current other lease liabilities and the write-off of current deferred contract liabilities of $(57.2) million as there is no future obligation to be performed by the Company.

(v)	Reflects the adjustment to deferred taxes of $(61.9) million due to the adoption of fresh start accounting.

(w)

Reflects the fair value adjustment of $1.4 million to non-current other lease liabilities and the write-off of non-current deferred contract liabilities of $(6.7) million as there is no future obligation to be performed by the Company.

(x)	Reflects the cumulative effect of the fresh start accounting adjustments discussed above.

Pro Forma Adjustments to the Pro Forma Unaudited Condensed Consolidated Statements of Operations

Reorganization Adjustments

(a)

For the year ended December 31, 2020, reflects the removal of the historical amortization for the Predecessor’s directors and officers insurance policy of $(0.5) million, replaced with Successor amortization of $2.1 million related to the Successor directors and officers insurance policy with a policy term of one year.

(b)

Reflects the adjustment to interest expense as a result of the Plan which provided for the settlement of the Predecessor revolving credit facility and Senior Notes. Upon emergence, the Company entered into a new Exit RCF and Exit Term Loan with interest rates of the 1-month LIBOR of 5.25% and the 6-month LIBOR of 7.00%, respectively, and, issued Exit Notes with a fixed interest rate of 9.00% payable by cash. The pro forma adjustments to interest expense were calculated as follows:

	March 31, 2021	December 31, 2020
Write-off Predecessor interest expense	$32,562	$42,585
Pro forma interest expense	(5,399)	(21,594)
Amortization of Successor deferred financing costs	(545)	(2,181)

Change in interest expense, net	$26,618	$18,810

Assuming an increase or decrease in interest rates on the Exit RCF and Exit Term Loan of 1/8%, pro forma interest expense would change by $0.1 million and $0.3 million for the three months ended March 31, 2021 and the twelve months ended December 31, 2020, respectively.

(c)	Reflects the removal of certain reorganization items which represent non-cash charges directly attributable to the bankruptcy.

	March 31, 2021	December 31, 2020
Professional fees	$25,670	$(57,751)
Write-off of debt issuance costs	—	27,552
Accrued backstop commitment premium	9,900	(10,424)
Net gain on adjustments for allowed claims	(318)	(4,159)

Change in reorganization items, net	$35,252	$(44,782)

Excluded from this adjustment are the total estimated professional fees and the backstop commitment premium, which are non-recurring expenses directly attributable to the bankruptcy. These costs will not affect the statement of operations beyond twelve months after the acquisition date and thus professional fees and the accrued backstop commitment premium incurred during the three months ended March 31, 2021 have been removed and reflected in the year ended December 31, 2020. The total estimated professional fees and backstop commitment premium reflected in the Successor are as follows:

December 31, 2020
Professional fees incurred from April 26, 2020 through December 31, 2020	$(53,517)
Professional fees incurred for the three months ended March 31, 2021	(25,670)
Estimated remaining professional fees related to the bankruptcy	(32,081)
Accrued backstop commitment premium as of March 31, 2021	(9,900)
Estimated remaining backstop commitment premium at emergence	(524)

Total estimated professional fees	$(121,692)

(d)

The pro forma income tax impact was calculated by applying the appropriate effective tax rate of the respective tax jurisdictions to which each pro forma adjustment relates. The effective tax rates applied take into account the impact of the internal legal entity and asset restructuring executed as part of the Plan. In addition, pro forma tax expense includes adjustments for the derecognition of certain deferred tax assets through the recording of valuation allowances, based on the assumption that the internal legal entity and asset restructuring executed as part of the plan occurred on January 1, 2020.

Fresh Start Adjustments

(e)	Reflects the removal of the operating lease expense associated with the modification of the BOP lease which was reclassified to a finance lease.

(f)

Reflects the pro forma decrease in depreciation expense (i) based on new preliminary asset values and useful lives for drilling and other property and equipment and (ii) the reclassification of the BOP lease to a finance lease as a result of the adoption of fresh start accounting. The pro forma adjustment to depreciation expense was calculated as follows:

	March 31, 2021	December 31, 2020
Write-off of Predecessor depreciation expense	$(74,626)	$(320,085)
Pro forma depreciation expense	18,683	79,734
BOP finance lease depreciation expense	4,811	19,246

Change in depreciation expense	$(51,132)	$(221,105)

Depreciation is recognized up to applicable salvage values by applying the straight-line method over the remaining estimated useful lives from the year the asset is placed in service. Drilling rigs and equipment, on a component basis, are depreciated over their estimated useful lives ranging from five to 30 years. Other property and equipment is depreciated using the straight-line method over useful lives ranging from three to 20 years.

(g)	Reflects the adjustment to record interest expense associated with the modification of the BOP lease to a finance lease.

(h)

Reflects the pro forma adjustments to tax expense as a result of adopting fresh start accounting. The income tax impact was calculated by applying the appropriate effective tax rate of the respective tax jurisdictions to which each pro forma adjustment relates. The effective tax rates applied take into account the impact of the internal legal entity and asset restructuring executed as part of the Plan.

Diamond Offshore Drilling, Inc.

Common Stock

Prospectus

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses, other than underwriting discounts and commissions (if any), payable by us in connection with the resale of the securities being registered hereby.

SEC registration fee		$23,653
Printing and engraving expenses			*
Legal fees and expenses			*
Accounting fees and expenses			*
Miscellaneous			*

Total:	$		*

*	Estimates not presently known.

We will bear all costs, expenses and fees in connection with the registration of the Shares, including with regard to compliance with state securities or “Blue Sky” laws. The selling stockholders, however, will bear all commissions and discounts, if any, attributable to their sale of the Shares.

Item 14.	Indemnification of Directors and Officers.

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. A Delaware corporation may indemnify directors, officers, employees and other agents of such corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the person to be indemnified has been adjudged to be liable to the corporation. Where a director or officer of the corporation is successful on the merits or otherwise in the defense of any action, suit or proceeding referred to above or in defense of any claim, issue or matter therein, the corporation must indemnify such person against the expenses (including attorneys’ fees) which he or she actually and reasonably incurred in connection therewith.

The Company’s COI, a copy of which is filed as Exhibit 3.1 hereto and incorporated herein by reference, contains provisions that provide for the indemnification of directors and officers to the fullest extent authorized or permitted by law, except that the Company is not obligated to indemnify any director or officer in connection with a proceeding initiated by such person (other than proceedings to enforce rights to indemnification) unless such proceeding was authorized or consented to by the Company’s Board of Directors.

As permitted by Section 102(b)(7) of the DGCL, the Company’s COI contains a provision eliminating the personal liability of its directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by the DGCL, as may be amended from time to time. The COI also provides that, to the fullest extent permitted by law, non-employee directors and their affiliates (other than the Company, any of its subsidiaries or their respective officers or employees) shall not be liable to the Company or its stockholders or to any affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such non-employee director or affiliate (A) engaged in or possessed interests in other business ventures of any type or description, including those engaged in the same or similar business activities or lines of business in which the Company or any of its subsidiaries now engages or proposes to engage, or (B) competed with the Company or any of its subsidiaries, on its own account, or in partnership with, or as an employee, officer, director or shareholder of any other person (other than the Company or any of its subsidiaries). In addition, except to the extent provided otherwise in the COI, to the fullest extent permitted by law, such persons shall not be liable to the Company or its stockholders or to any subsidiary of the Company for breach of any duty (fiduciary, contractual or otherwise) as a stockholder or director of the Company by reason of the fact that such person does not present certain corporate opportunities to the Company.

The Company’s Bylaws, a copy of which is filed as Exhibit 3.2 hereto and incorporated herein by reference, contain provisions that provide for the indemnification of officers and directors as authorized by Section 145 of the DGCL, subject to certain terms and conditions set forth therein.

The Company has entered into indemnification agreements with each of its directors and officers that generally provide for the Company to indemnify the applicable indemnitee to the fullest extent permitted by applicable law (subject to certain limitations) as well as the advancement of all expenses incurred by the director or executive officer in connection with a legal proceeding arising out of their service to the Company, in each case to the extent permitted by applicable law. In addition, as authorized by the Bylaws, the Company has an existing directors and officers liability insurance policy.

Item 15.	Recent Sales of Unregistered Securities.

On January 22, 2021, the Debtors entered into the Backstop Agreement with the financing parties thereto (or, collectively, the Financing Parties), the form of which is included in the Plan Support Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference. On the Effective Date, pursuant to the Backstop Agreement and in accordance with the Plan, the Company (i) consummated the primary rights offering (or the Primary Rights Offering) of the Issuers’ First Lien Notes and associated New Diamond Common Shares at an aggregate subscription price of $46,875,000, (ii) closed the delayed draw rights offering (or, together with the Primary Rights Offering, the Rights Offerings) of the Issuers’ First Lien Notes and associated New Diamond Common Shares at an aggregate subscription price of $21,875,000, which was committed to but remained unfunded as of the Effective Date, (iii) consummated the primary private placement (or the Primary Private Placement) of the Issuers’ First Lien Notes and associated New Diamond Common Shares in an aggregate amount of $28,125,000, (iv) closed the delayed draw private placement (or, together with the Primary Private Placement, the Private Placements) of the Issuers’ First Lien Notes and associated New Diamond Common Shares in an aggregate amount of $17,800,000, which was committed to but remained unfunded as of the Effective Date, and (v) paid as consideration to the Financing Parties a commitment premium in the form of additional First Lien Notes in a principal amount of $10,320,750, equal to 9.00% of the aggregate amount of First Lien Notes (or the Commitment Premium First Lien Notes).

On the Effective Date, pursuant to the Plan:

•	70,000,019 New Diamond Common Shares were transferred pro rata to holders of Senior Notes Claims (as defined in the Plan) in exchange for the cancellation of the Senior Notes (as defined in the Plan);

•

30,000,000 New Diamond Common Shares were transferred pro rata to holders of Senior Notes Claims in exchange for providing $114.675 million of new-money commitments to the Debtors pursuant to the Rights Offerings, the Private Placements, and the Backstop Commitments (as defined in the Backstop Agreement); and

•	7,526,894 Emergence Warrants were issued to the holders of all interests in the Company that existed immediately prior to the Effective Date.

The Reorganized Company issued the New Diamond Common Shares, the Emergence Warrants and the First Lien Notes (or, collectively, the New Capital). The New Capital issued pursuant to the Plan, including the New Capital issued upon the exercise of the Subscription Rights (as defined in the Backstop Agreement) in connection with the Rights Offerings, all New Capital issued to the Financing Parties in respect of their commitments under the Backstop Agreement, including the Commitment Premium First Lien Notes, and all New Capital issued in connection with the Private Placements, was issued in reliance upon the exemption from the registration requirements of the Securities Act provided by section 1145 of the Bankruptcy Code, which generally exempts from such registration requirements the issuance of securities under a plan of reorganization, and, to the extent such exemption is unavailable, in reliance on the exemption provided by Section 4(a)(2) under the Securities Act or another applicable exemption.

As of the Effective Date, 100,000,019 New Diamond Common Shares were issued and outstanding. For further information, see the Explanatory Note, which is incorporated herein by reference.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

Exhibit Number	Description

2.1	Second Amended Joint Chapter 11 Plan of Reorganization of Diamond Offshore Drilling, Inc. and Its Debtor Affiliates (incorporated by reference to Exhibit 1 of the Confirmation Order attached as Exhibit 99.1 to our Current Report on Form 8-K filed on April 14, 2021).

3.1	Third Amended and Restated Certificate of Incorporation of Diamond Offshore Drilling, Inc. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed on April 29, 2021).

3.2	Second Amended and Restated Bylaws of Diamond Offshore Drilling, Inc. (incorporated by reference to Exhibit 3.2 to our Current Report on Form 8-K filed on April 29, 2021).

4.1	Indenture, dated as of April 23, 2021, among Diamond Foreign Asset Company, Diamond Finance, LLC, the guarantors party thereto, Wilmington Savings Fund Society, FSB, as trustee, and Wells Fargo Bank, National Association, as collateral agent (including the form of Global Note attached thereto) (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K filed on April 29, 2021).

5.1*	Legal opinion of Duane Morris LLP as to the legality of the Shares.

10.1**	Plan Support Agreement, dated as of January 22, 2021, by and among the Debtors, certain holders of the Company’s former senior notes and certain holders of claims under the Company’s former revolving credit facility (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on January 25, 2021).

10.2	Senior Secured Term Loan Credit Agreement, dated as of April 23, 2021, by and among Diamond Offshore Drilling, Inc., Diamond Foreign Asset Company, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent and collateral agent, Wells Fargo Securities, LLC, Barclays Bank PLC, Citigroup Global Markets Inc., HSBC Securities (USA) Inc., and Truist Bank, as joint lead arrangers and joint bookrunners (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on April 29, 2021).

10.3	Senior Secured Revolving Credit Agreement, dated as of April 23, 2021, by and among Diamond Offshore Drilling, Inc., Diamond Foreign Asset Company, the lenders party thereto, Wells Fargo Bank, National Association, as administrative agent, collateral agent and issuing lender, Wells Fargo Securities, LLC, Barclays Bank PLC, Citigroup Global Markets Inc., HSBC Securities (USA) Inc., and Truist Bank, as joint lead arrangers and joint bookrunners (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on April 29, 2021).

Exhibit Number	Description
10.4

Warrant Agreement, dated as of April  23, 2021, by and among Diamond Offshore Drilling, Inc., Computershare, Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed on April 29, 2021).

10.5	Form of Indemnification Agreement of Diamond Offshore Drilling, Inc. (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed on April 29, 2021).

10.6	Registration Rights Agreement, dated as of April 23, 2021, by and among Diamond Offshore Drilling, Inc. and the holders party thereto (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K filed on April 29, 2021).

10.7	Diamond Offshore Drilling, Inc. 2021 Long-Term Stock Incentive Plan (incorporated by reference to Exhibit 10.6 to our Current Report on Form 8-K filed on April 29, 2021).

10.8	Form of Director Restricted Stock Unit Award Agreement (incorporated by reference to Exhibit 10.7 to our Current Report on Form 8-K filed on April 29, 2021).

10.9	Employment Agreement, dated as of March 20, 2020, between Diamond Offshore Drilling, Inc. and Marc Edwards (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on March 23, 2020).

10.10	Side Letter between Diamond Offshore Drilling, Inc. and Marc Edwards (incorporated by reference to Exhibit 10.8 to our Current Report on Form 8-K filed on April 29, 2021).

10.11	Diamond Offshore Drilling, Inc. Severance Plan (incorporated by reference to Exhibit 10.9 to our Current Report on Form 8-K filed on April 29, 2021).

10.12	Employment Agreement, dated as of May 8, 2021, between Diamond Offshore Drilling, Inc. and Bernie Wolford, Jr. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on May 13, 2021).

10.13	Restricted Stock Award Agreement, dated as of May 8, 2021, between Diamond Offshore Drilling, Inc. and Bernie Wolford, Jr. with respect to the time-vesting award (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on May 13, 2021).

10.14	Restricted Stock Award Agreement, dated as of May 8, 2021, between Diamond Offshore Drilling, Inc. and Bernie Wolford, Jr. with respect to the performance-vesting award (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed on May 13, 2021).

10.15	Amended and Restated Diamond Offshore Management Company Supplemental Executive Retirement Plan effective as of January 1, 2007 (incorporated by reference to Exhibit 10.4 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2006).

21.1*	List of Subsidiaries of Diamond Offshore Drilling, Inc.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Duane Morris LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included in the signature page to the Registration Statement).

99.1	Confirmation Order of the United States Bankruptcy Court for the Southern District of Texas, dated April 8, 2021 (incorporated by reference to Exhibit 99.1 to our Current Report on Form 8-K filed on April 14, 2021).

*	Filed herewith
**

Certain schedules and similar attachments have been omitted. The Company agrees to furnish a supplemental copy of any omitted schedule or attachment to the Securities and Exchange Commission upon request.

(b) Financial Statement Schedules. Schedules for which provision is made in the applicable accounting regulations of the SEC are not required, are inapplicable or the information is included in the financial statements and have therefore been omitted.

Item 17.	Undertakings.

(a)     The undersigned registrant hereby undertakes:

(1)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)     That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(5)     That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

(6)     That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on June 22, 2021.

DIAMOND OFFSHORE DRILLING, INC.

By:	/s/ Scott L. Kornblau
Scott L. Kornblau Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby designates, constitutes and appoints each of David L. Roland and Scott Kornblau (with full power to each to act alone) as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution (the “Attorneys-in-Fact”), for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Registration Statement, which amendments may make such changes in this Registration Statement as any Attorney-in-Fact deems appropriate, supplements, subsequent registration statements relating to the offering to which this Registration Statement relates (including any subsequent registration statement filed by the registrant pursuant to Rule 462 of the Securities Act which relates to this Registration Statement), or other instruments as any Attorney-in-Fact deems necessary or appropriate, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to each such Attorney-in-Fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each signatory might or could do in person, and hereby ratifies and confirms all that said Attorneys-in-Fact or any of them or his, her or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in their respective capacities and on the dates indicated.

Signature	Title	Date

/s/ Bernie G. Wolford, Jr. Bernie G. Wolford, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	June 22, 2021

/s/ Scott L. Kornblau Scott L. Kornblau	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	June 22, 2021

/s/ Dominic A. Savarino Dominic A. Savarino	Vice President and Chief Accounting & Tax Officer (Principal Accounting Officer)	June 22, 2021

/s/ Neal P. Goldman Neal P. Goldman	Chairperson of the Board	June 22, 2021

/s/ John H. Hollowell John H. Hollowell	Director	June 22, 2021

/s/ Raj Iyer Raj Iyer	Director	June 22, 2021

/s/ Ane Launy Ane Launy	Director	June 22, 2021

/s/ Patrick Carey Lowe Patrick Carey Lowe	Director	June 22, 2021

/s/ Adam C. Peakes Adam C. Peakes	Director	June 22, 2021